UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RALPH LAUREN CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO

THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

OF

RALPH LAUREN CORPORATION

Purpose of the Meeting

The 2015 Annual Meeting of Stockholders of Ralph Lauren Corporation, a Delaware corporation, will be held at the St. Regis Hotel, 20th Floor, 2 East 55th Street, New York, New York, on Thursday, August 6, 2015, at 9:30 a.m., local time, for the following purposes:

1.	To elect eleven directors to serve until the 2016 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 2, 2016;

3.	To approve, on an advisory basis, the compensation of our named executive officers and our compensation philosophy, policies and practices as described herein; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on June 10, 2015 are entitled to notice of, and to vote at, the 2015 Annual Meeting of Stockholders and any adjournments or postponements thereof. We will be using the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about June 25, 2015, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a full printed set of the proxy materials.

Who May Attend

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you are a stockholder whose shares are registered in your name, please bring photo identification. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend the meeting, please bring photo identification and a letter from your bank or broker that confirms that you are the beneficial owner of those shares or a copy of your account statement reflecting your ownership as of June 10, 2015.

Notice Regarding the Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission, the Proxy Statement, Annual Report on Form 10-K for the fiscal year ending March 28, 2015 and Notice of Annual Meeting are available at: http://investor.ralphlauren.com.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed proxy card or voting by telephone or on the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. In the event that a stockholder decides to attend the meeting, it, he or she may, if so desired, revoke the proxy by voting the shares in person at the meeting.

By Order of the Board of Directors

AVERY S. FISCHER

Senior Vice President, General Counsel and Secretary

New York, New York

June 25, 2015

PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

General Information Regarding the Annual Meeting of

Stockholders and Proxy Materials

This Proxy Statement is furnished to the stockholders of Ralph Lauren Corporation, a Delaware corporation, in connection with the solicitation by its Board of Directors (the “Board”) of proxies for its 2015 Annual Meeting of Stockholders to be held at the St. Regis Hotel, 20th Floor, 2 East 55th Street, New York, New York on Thursday, August 6, 2015, at 9:30 a.m., local time, and at any adjournments or postponements thereof.

This Proxy Statement, the Annual Report on Form 10-K (“Annual Report on Form 10-K”) for the fiscal year ending March 28, 2015 and the Notice of Annual Meeting will be made available to our stockholders on our website, http://investor.ralphlauren.com, on or about June 25, 2015. In this Proxy Statement, we refer to Ralph Lauren Corporation as the “Company, “we” or “us.” A proxy delivered pursuant to this solicitation may be revoked by the person executing the proxy at any time before it is voted by giving written notice to our Secretary, by delivering a later dated proxy, or by voting in person at the Annual Meeting of Stockholders. The address of our principal executive offices is 650 Madison Avenue, New York, New York 10022.

Our fiscal year ends on the Saturday closest to March 31. All references to “Fiscal 2017” represent the fiscal year ending April 1, 2017. All references to “Fiscal 2016” represent the fiscal year ending April 2, 2016. All references to “Fiscal 2015” represent the fiscal year ended March 28, 2015. All references to “Fiscal 2014” represent the fiscal year ended March 29, 2014. All references to “Fiscal 2013” represent the fiscal year ended March 30, 2013. All references to “Fiscal 2012” represent the fiscal year ended March 31, 2012.

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these proxy materials because you were a stockholder of Ralph Lauren Corporation on June 10, 2015, the record date for the Annual Meeting of Stockholders (the “Record Date”). At the Annual Meeting of Stockholders, stockholders will be asked to vote on several items of business. Since it is not practical or convenient for all stockholders to attend the meeting in person, our Board is seeking your proxy to vote on these matters.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making the proxy materials available to stockholders on the Internet under the Securities and Exchange Commission’s (“SEC”) Notice and Access model. On or about June 25, 2015, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of mailing a full printed set of the proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on our website, http://investor.ralphlauren.com, on or about June 25, 2015. The Notice of Internet Availability includes instructions for accessing the proxy materials and voting by telephone or on the Internet. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability.

We believe the electronic method of delivery under the Notice of Internet Availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for requesting such materials.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions for viewing our proxy materials for the Annual Meeting of Stockholders on the Internet and requesting that we send proxy materials to you by email. The proxy materials are also available on our website at http://investor.ralphlauren.com.

Who is entitled to vote?

Only holders of record of shares of our Class A Common Stock and Class B Common Stock (together, the “Common Stock”) at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and adjournments or postponements thereof. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting of Stockholders.

On June 10, 2015, there were 59,826,553 outstanding shares of Class A Common Stock and 25,881,276 outstanding shares of Class B Common Stock. Except for the election of directors, the Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for the consideration of our stockholders. The Class A Common Stock is publicly traded on the New York Stock Exchange (“NYSE”) under the symbol “RL;” the Class B Common Stock is owned by Ralph Lauren and entities owned by, or established for the benefit of, Mr. Lauren, or members of his family. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?

If you hold shares of Ralph Lauren Corporation directly in your name with our transfer agent, Computershare, you are a “stockholder of record” or “registered stockholder.” The Notice of Internet Availability has been sent directly to you by the Company or by our representative.

If you own your shares indirectly through a broker, bank or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker will vote those shares. In this case, the Notice of Internet Availability has been forwarded to you by your broker, bank, other financial institution, or other designated representative. Through this process, your bank or broker collects voting instructions from all of its customers who hold shares of Ralph Lauren Corporation and then submits those votes to us.

What are broker discretionary voting and broker non-votes?

For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares.

For routine matters, the NYSE gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers or the “beneficial owners” of such shares. In this Proxy Statement, only the ratification of our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), (Proposal 2) is a matter considered routine by the NYSE.

For non-routine matters, the NYSE prohibits brokers and banks from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are matters considered non-routine by the NYSE. As a result, on each of these items, if you hold your shares in street name, your shares will be voted only if you give instructions to your bank or broker.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?

Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. You have the right to vote “FOR” or “AGAINST” each of the other proposals, or to “ABSTAIN” from voting. The following table summarizes each proposal, the Board’s recommendation, the affirmative vote required for approval and whether broker discretionary voting is allowed.

Proposal Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed
1

Election of Directors

Three directors (the “Class A Directors”) will be elected by a plurality vote of the shares of Class A Common Stock present in person or by proxy at the 2015 Annual Meeting of Stockholders and eligible to vote.

Eight directors (the “Class B Directors”) will be elected by a plurality vote of the shares of Class B Common Stock present in person or by proxy at the 2015 Annual Meeting of Stockholders and eligible to vote.

		FOR each nominee FOR each nominee	Plurality vote Plurality vote	No No
2	Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending April 2, 2016.	FOR	Majority of votes cast	Yes
3	Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices.	FOR	Majority of votes cast	No

How will broker non-votes and abstentions be counted?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of directors in Proposal 1 and will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposals 2 and 3.

(PROPOSAL 1)

ELECTION OF DIRECTORS

Our Third Amended and Restated By-laws provide that our Board may fix the number of directors constituting the entire Board between six and twenty. The Board has currently fixed the number of directors constituting the entire Board at eleven. Our Board is presently divided into two classes, with all directors being elected annually. Pursuant to our Amended and Restated Certificate of Incorporation, the three Class A Directors will be elected by the holders of Class A Common Stock and the eight Class B Directors will be elected by the holders of Class B Common Stock, each to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

Eleven of our current directors have been nominated for re-election at the 2015 Annual Meeting of Stockholders. Joel L. Fleishman, Frank A. Bennack, Jr. and Hubert Joly have been nominated for election as Class A Directors. Ralph Lauren, Jackwyn L. Nemerov, David Lauren, John R. Alchin, Arnold H. Aronson, Joyce F. Brown, Judith A. McHale and Robert C. Wright have been nominated for election as Class B Directors. We know of no reason why any nominee would be unable or unwilling to serve. If any nominee becomes unable or unwilling to serve for any reason, our Board, based on the recommendation of the Nominating & Governance Committee, may either reduce the number of directors or designate a substitute nominee. If a substitute nominee is designated, the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.

OUR BOARD RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2016 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES THAT AUTHORITY IS WITHHELD AS TO ONE OR MORE NOMINEES.

Class A Director Nominees for Election

Frank A. Bennack, Jr.	Age 82

Mr. Bennack has been a director of the Company since January 1998. He served as Chief Executive Officer of The Hearst Corporation (“Hearst”) from 1979 to 2002 and then again from June 2008 to June 2013. Mr. Bennack has been the Chairman of the Executive Committee and Executive Vice Chairman of the board of directors of Hearst since 2002. He serves on the board of Lincoln Center for the Performing Arts and has served on the boards of Hearst-Argyle Television, Inc., Wyeth Corporation and JPMorgan Chase & Co. He is also Chairman of the New York-Presbyterian Hospital and The Paley Center for Media. The Board has determined that he is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Bennack brings to our Board a distinguished career and extensive business experience as Executive Vice Chairman of Hearst, one of the nation’s largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. His current position as Hearst’s Executive Vice Chairman and previous position as Chief Executive Officer gives him critical insights into the operational issues facing a large corporation and provides our Board with valuable experience in the areas of finance, financial reporting and strategic planning. As a result of his current and past service as a member of the boards of other various public companies and non-profit organizations, he provides our Board with perspective with respect to governance and other important matters that come before our Board. Mr. Bennack’s service as a member of the Board since 1998 provides him with extensive knowledge of our business.

Joel L. Fleishman	Age 81

Mr. Fleishman, a director of the Company since January 1999, has been Professor of Law and Public Policy at the Sanford School of Public Policy at Duke University since 1971 and the Director of the Samuel and Ronnie Heyman Center for Ethics, Public Policy and the Professions at Duke University since 1991. He is also the Director of the Center for Strategic Philanthropy and Civil Society. He is a founding member of the Board of Trustees of the Partnership for Public Service, on which he continues to serve. Mr. Fleishman also served on the boards of Boston Scientific Corporation and the Urban Institute, including serving as Chairman of the Urban Institute’s Board of Trustees from 2004 to 2014. He continues to serve as a Life Trustee of the Urban Institute.

Experience, Qualifications, Attributes and Skills

Mr. Fleishman brings strong leadership and extensive public policy and legal experience to our Board. He also brings a unique perspective to the Board from his long tenure in the academic world. Mr. Fleishman’s long-standing scholarly work and public service and extensive experience as a professor of law and public policy provides our Board with valuable insight into a variety of legal and ethical issues relevant to us. He also served as a board member of Boston Scientific Corporation and, as a result of this service, he has a broad understanding of the operational, financial and strategic issues facing a public company. He has been a member of our Board since 1999 and accordingly, his knowledge of our business is an important aspect of his service on our Board.

Hubert Joly	Age 55

Mr. Joly has been a director of the Company since June 2009. He has served as the President and Chief Executive Officer of Best Buy Co., Inc. (“Best Buy”) since September 2012. Mr. Joly also serves as a member of Best Buy’s board of directors and has been its Chairman since June 2015. Previously, he served as President and Chief Executive Officer of Carlson from 2008 to 2012, after he joined Carlson in 2004 as President and Chief Executive Officer of Carlson Wagonlit Travel. He also served as Executive Vice President, American Assets at Vivendi Universal from 2002 to 2004 and in various other positions at Vivendi Universal since 1999. Mr. Joly is currently on the boards of the Minnesota Business Partnership and the Retail Industry Leaders Association. He previously served on the boards of Carlson, The Rezidor Hotel Group, Carlson Wagonlit Travel and the World Travel and Tourism Council.

Experience, Qualifications, Attributes and Skills

Mr. Joly brings to our Board extensive management and leadership experience obtained through his roles as President and Chief Executive Officer of Best Buy and formerly as President and Chief Executive Officer of Carlson. His current position as Chief Executive Officer, as well as Chairman of the board of directors, of Best Buy gives him critical insights into the operational issues facing a large international corporation, as well as unique perspective on issues and opportunities facing a large multi-channel retailer and provides our Board with valuable insight in the areas of finance, financial reporting and strategic planning. In his current position and as a former executive at Carlson, Vivendi Universal and Electronic Data Systems, Mr. Joly possesses a deep understanding of international issues affecting us.

Class B Director Nominees For Election

Ralph Lauren	Age 75

Mr. R. Lauren has been our Chairman, Chief Executive Officer and director since prior to our initial public offering in 1997, and was a member of our Advisory Board or the Board of Directors of our predecessors since their organization. He founded our business in 1967. For over four decades, Mr. R. Lauren has cultivated the iconography of America into a global lifestyle brand.

Experience, Qualifications, Attributes and Skills

Mr. R. Lauren is an internationally recognized fashion designer. His unique role as our founder and Chief Executive Officer provides our Board with valuable leadership, including in the areas of design, brand management and marketing. Mr. R. Lauren’s contributions to us since the founding of our business have been instrumental in defining our image and direction. As one of the world’s most innovative design leaders and a fashion icon, his career has spanned four decades that have resulted in numerous unique tributes for his role within the fashion industry. He is uniquely qualified to bring strategic insight, experience and in-depth knowledge of our business and the fashion industry to the Board.

Jackwyn L. Nemerov	Age 63

Ms. Nemerov has been our President & Chief Operating Officer since November 2013 and a director of the Company since February 2007. She served as Executive Vice President of the Company from September 2004 through October 2013. She was President & Chief Operating Officer of Jones Apparel Group, Inc. from January 1998 until March 2002. Prior to that, Ms. Nemerov was affiliated with Allied Stores, Bernard Chaus and Gloria Vanderbilt for Murjani. Ms. Nemerov currently serves as a member of the Board of Governors of The New School University’s Parsons School of Design.

Experience, Qualifications, Attributes and Skills

Ms. Nemerov brings strong leadership and business experience to our Board. She has over 30 years of retail, brand management and operations experience. Her position as our President and Chief Operating Officer provides our Board with valuable insight and perspective into our operations, retail, wholesale and licensing businesses, and global supply chain, manufacturing and merchandising. Ms. Nemerov brings to our Board extensive management experience in the apparel and retail industry and her in-depth knowledge of this industry provides our Board with critical insights into key aspects of our core business.

David Lauren	Age 43

Mr. D. Lauren has been with the Company since 2000 and serves as our Executive Vice President of Global Advertising, Marketing and Corporate Communications. He serves as a member of the Board of Trustees for the Ralph Lauren Center for Cancer Care and Prevention. Mr. D. Lauren is the son of Ralph Lauren.

Experience, Qualifications, Attributes and Skills

Mr. D. Lauren brings strong leadership and business experience to our Board. He has been instrumental in the development of the Company’s global communications, marketing and advertising campaigns, and brand awareness, and was responsible for growing the Company’s e-commerce business. Mr. D. Lauren has been recognized as a leader on the use of new technologies in retail marketing and on using digital platforms to market luxury brands. His in-depth knowledge of these areas and his current position as our Executive Vice President of Global Advertising, Marketing and Corporate Communications provides our Board with valuable insight and perspective into our global brand, marketing, communication and media initiatives.

John R. Alchin	Age 67

Mr. Alchin has been a director of the Company since February 2007. He served as Executive Vice President and Co-Chief Financial Officer and Treasurer of Comcast Corporation, a broadband cable provider offering a variety of consumer entertainment and communication products and services, from November 2002 to December 2007. Prior to that, he served as Executive Vice President and Treasurer of Comcast Corporation from January 2000 to November 2002. Mr. Alchin joined Comcast Corporation in 1990 as Senior Vice President and Treasurer. He is currently a member of the board of trustees of BNY Mellon Funds Trust, a member of the board of trustees of the Philadelphia Museum of Art and Chairman of PMA Finance Committee. Mr. Alchin also serves on the audit committee of BNY Mellon Funds Trust. Prior to serving on the board of trustees of BNY Mellon Funds Trust, he served as a member of the board of directors and on the audit committee of BNY Hamilton Funds, Inc. The Board has determined that Mr. Alchin is an audit committee financial expert.

Experience, Qualifications, Attributes and Skills

Mr. Alchin brings to the Board substantial business and financial experience. His experience as a Co-Chief Financial Officer and Treasurer of Comcast Corporation, a major broadband cable operator and content and programming supplier, provides our Board with valuable insight in the areas of corporate finance and capital formation, financial reporting, investor relations and treasury functions. Mr. Alchin’s financial expertise offers our Board a deep understanding of accounting and audit-related matters. In addition, his service as a member of the board of various financial institutions provides our Board with perspective in the areas of corporate finance and governance matters.

Arnold H. Aronson	Age 80

Mr. Aronson has been a director of the Company since November 2001. He has been a Managing Director, Retail Strategies at Kurt Salmon, a global management consulting firm specializing in services to retail and consumer products companies, since 1997. In his career, he served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc., The Batus Retail Group (the then parent entity of, among others, Saks Fifth Avenue, Marshall Fields and Kohl’s) and subsequently, Woodward & Lothrop/John Wanamaker. Mr. Aronson currently serves as a member of the Board of Trustees and its Executive Committee of The New School University and is a member of the Board of Governors and former Chairman of its Parsons School of Design.

Experience, Qualifications, Attributes and Skills

Mr. Aronson has substantial business and retail industry experience. His experiences as a consultant in a global management consulting firm specializing in retail and consumer products companies and as a chief executive officer of major retail companies provides our Board with valuable insight into operational and strategic issues related to the retail industry. As a former chief executive officer of several major retail entities, including Saks Fifth Avenue, Inc., Mr. Aronson has intimate knowledge in the areas of marketing, financial reporting and merchandising. In addition, his service on the boards of academic institutions provides our Board with valuable understanding of governance matters.

Dr. Joyce F. Brown	Age 68

Dr. Brown has been a director of the Company since May 2001. She has been the President of the Fashion Institute of Technology (“FIT”) and Chief Executive Officer of the FIT Foundation since 1998. From 1983 to 1992, Dr. Brown served as Vice Chancellor, as well as the University Dean of the City University of New York and Acting President of Baruch College. From 1993 to 1994, she served as the Deputy Mayor of Public and Community Affairs for the City of New York. From 1994 to 1998, she was a Professor of Clinical Psychology at the Graduate School and University Center of the City University of New York, where she is now Professor Emerita. Dr. Brown has served on the boards of USEC Inc., PAXAR Corporation and Linens ‘n Things, Inc.

Experience, Qualifications, Attributes and Skills

Dr. Brown brings to our Board extensive leadership and insight into the fashion industry through her roles as President of FIT, a complex, multi-faceted college that focuses on educating and preparing the next generation of leaders in the fashion industry, and Chief Executive Officer of the FIT Foundation. Dr. Brown’s professional training as a psychologist allows her to assist in examining complex interpersonal behaviors that impact the business environment. In addition, Dr. Brown’s prior government service provides our Board with unique perspectives into regulatory issues and processes. She also possesses public company experience as demonstrated by her past service on the boards of Linens ‘n Things, Inc., USEC Inc and PAXAR Corporation.

Judith A. McHale	Age 68

Ms. McHale was appointed a director of the Company in November 2011 and served as a director of the Company from 2001 to 2009. She served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State from 2009 to 2011. In 2006, Ms. McHale worked in partnership with the Global Environment Fund, a private equity firm, to launch the GEF/Africa Growth Fund, an investment vehicle intending to focus on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. From June 2004 to December 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel and served as its President and Chief Operating Officer from 1995 to 2004. She currently serves on the boards of SeaWorld Entertainment, Inc., Hilton Worldwide Holdings Inc. and Yellow Pages Group and has served on the boards of directors of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company.

Experience, Qualifications, Attributes and Skills

Ms. McHale brings to the Board extensive business and management experience. Through her roles as President and Chief Executive Officer and as Chief Operating Officer of Discovery Communications, Inc., Ms. McHale had broad-based responsibilities with respect to financial reporting, marketing, sales and the creation of product development for a public company which provides the Board with valuable insight into operational and strategic issues facing us. She also possesses public company experience as demonstrated by her current experience on the boards of SeaWorld Entertainment, Inc. and Hilton Worldwide Holdings Inc., as well as her prior experience on the boards of Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company. In addition, Ms. McHale’s prior government service provides the Board with unique perspectives on governmental matters, regulatory issues and processes.

Robert C. Wright	Age 72

Mr. Wright has been a director of the Company since May 2007. He is a Co-Founder of Autism Speaks and has been a Senior Advisor at Lee Equity Partners, LLC, an investment firm, since May 2008 and Chief Executive Officer of the Palm Beach Civic Association since April 2010. He served as the Vice Chairman of the board of directors of General Electric Company (“GE”) and as an Executive Officer and a member of the Corporate Executive Office of GE from 2000 to May 2008. Mr. Wright joined NBC as President and Chief Executive Officer in 1986, and was made Chairman and Chief Executive Officer of the network in 2001. He then served as Chairman and Chief Executive Officer of NBC Universal from 2004 to 2007, and continued to serve as Chairman of the NBC Universal board of directors until 2007. Prior to his association with NBC and NBC Universal, Mr. Wright served as President of General Electric Financial Services and, before that, as President of Cox Cable Communications. Mr. Wright has served on the boards of directors of GE, NBC Universal and EMI Group Global Inc. and is currently a member of the board of directors of AMC Networks Inc. He also serves as a member of the board of trustees for the New York-Presbyterian Hospital, and has served as a member of the board of trustees for RAND Corporation.

Experience, Qualifications, Attributes and Skills

Mr. Wright brings to the Board extensive business leadership and management experience. Mr. Wright’s roles as Vice Chairman of GE’s board of directors and President and Chief Executive Officer of NBC Universal give him knowledge and insight into the complex issues facing us, in particular on the operational, financial, strategic planning and corporate governance fronts. These experiences provide him with a thorough understanding of, and appreciation for, the role of the Board. He also possesses public company experience as demonstrated by his experience on the board of AMC Networks Inc. In addition, Mr. Wright’s service as a member of the boards of non-profit organizations provides our Board with an added perspective in the area of social and corporate responsibility.

CORPORATE GOVERNANCE

The Board and management are committed to sound corporate governance. We have in place a comprehensive corporate governance framework which incorporates the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Consistent with our commitment to corporate governance, we do not rely on the exceptions from certain of the NYSE’s corporate governance listing requirements available to majority controlled companies. The key components of our corporate governance framework are set forth in the following documents:

•	our Amended and Restated Certificate of Incorporation;

•	our Third Amended and Restated By-Laws;

•	our Corporate Governance Policies;

•	our Audit Committee Charter;

•	our Nominating & Governance Committee Charter;

•	our Compensation & Organizational Development Committee (the “Compensation Committee”) Charter;

•	our Code of Business Conduct and Ethics; and

•	our Code of Ethics for Principal Executive Officers and Senior Financial Officers.

Each of the above documents is available on our investor relations website at http://investor.ralphlauren.com by clicking on “Corporate Governance.” Copies of these documents are available to stockholders without charge upon written request to our Investor Relations Department, 625 Madison Avenue, New York, New York 10022. Only the Board may grant a waiver under our codes of ethics to any director or executive officer, and any such waiver will be promptly posted on our website.

In addition, we strive to operate our business in a manner that incorporates our guiding principles and ethics, including having global programs that protect human rights and fair labor practices, instituting supply chain initiatives that protect the environment, and participating in wide ranging community service and philanthropic efforts that assist underserved communities. We issued our second annual Citizenship Report on these matters on our investor relations website in June 2015.

Company Leadership Structure

Mr. Ralph Lauren has been the Chairman of the Board and Chief Executive Officer (“CEO”) of our Company for over four decades. Mr. Lauren is not only our Chairman and CEO but is also our founder and creator. His name is inextricably linked to our various brands. His aesthetic vision and direction are unique and integral components of our success. Mr. Lauren’s career has resulted in numerous tributes for his contributions to the fashion industry, including the Council of Fashion Designers of America’s four highest honors: the Lifetime Achievement Award, the Womenswear Designer of the Year Award, the Menswear Designer of the Year Award and the Retailer of the Year

Award. In addition, Mr. Lauren and entities controlled by the Lauren family own approximately 81% of the voting power of our outstanding Common Stock.

The Board believes that Mr. Lauren’s combined role as the Chairman and CEO fosters effective decision-making and alignment on corporate strategy. The combined role also enables decisive leadership and enhances our ability to communicate our vision and strategy clearly and consistently to stockholders, employees and customers in the fashion and retail industry. Unified leadership for the Board and the Company best allows for focus on the oversight and implementation of our strategic initiatives and business plan. For these reasons and, given the unparalleled mark that Mr. Lauren has on our Company, the Board believes that it is appropriate and in the best interest of our stockholders for Mr. Lauren to serve as both Chairman and CEO.

Director Independence and Non-Management Director Meetings

Our Board believes that a majority of our directors should be independent, and has determined that all of our non-management directors, John R. Alchin, Arnold H. Aronson, Frank A. Bennack, Jr., Dr. Joyce F. Brown, Joel L. Fleishman, Hubert Joly, Judith A. McHale and Robert C. Wright, are independent. Prior to the resignation of Steven P. Murphy from the Board in May 2015, the Board also determined that he was independent during his tenure as a non-management director. In considering the independence of our non-management directors, we considered, among other factors, commercial transactions made, from time to time, in the ordinary course of business between us and certain entities affiliated with non-management directors. In each case, the transactions have substantially the same terms as are prevailing at the time for comparable businesses and the indirect interest of the non-management director in the transaction was found to be immaterial and in amounts that do not impair the independence of the relevant non-management director under our Corporate Governance Policies and the NYSE’s corporate governance listing standards. We also considered charitable contributions to entities affiliated with our non-management directors. The indirect interests of non-management directors in these charitable contributions were found to be immaterial and in amounts that do not impair the independence of the relevant non-management director under the NYSE’s corporate governance listing standards. Our guidelines for determining directors’ independence are set forth as Appendix A to this Proxy Statement.

As stated in our Corporate Governance Policies, the Board believes that appointing a lead independent director is not desirable because the Board’s size and composition make interaction among all members and communication with management relatively easy. As a result, we do not have a lead independent director. At each of our regularly scheduled Board and committee meetings, the independent directors participate in an executive session without the Chairman and CEO or any members of the Company’s management present. In Fiscal 2015, our non-management directors met together as a Board four times without any management representatives present. During these executive sessions of independent directors, the Chairs of each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee preside on a rotating basis based on the topics to be discussed. In addition, our non-management directors also meet together in executive session without any management representatives present after each meeting of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Director Attendance at Annual Meetings of Stockholders and

Meetings of the Board of Directors

Our directors are expected to attend each Annual Meeting of Stockholders. Eleven of the twelve directors then nominated for re-election attended the 2014 Annual Meeting of Stockholders.

The Board held four meetings during Fiscal 2015. All of the members of our Board attended at least 75% of the meetings held by the Board and the committees of the Board on which he or she served, except for Judith A. McHale, who attended approximately 71% of such meetings, and was absent from one Board meeting and one Board committee meeting due to certain family obligations. The Board and its committees also act from time to time by unanimous written consent in lieu of meetings.

Independent Committees of the Board of Directors

Our Board has established three committees consisting solely of independent directors—the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. The table below indicates the membership of our committees.

Director	Audit Committee	Compensation Committee[1]	Nominating & Governance Committee

Alchin, John R.	X

Aronson, Arnold H.	X		X

Bennack, Jr., Frank A.	C	X

Brown, Dr. Joyce F.	X		C

Fleishman, Joel L.		C	X

Joly, Hubert		X

McHale, Judith A.			X

Wright, Robert C.			X

C: Chair

X: Member

1: Steven P. Murphy was a member of the Compensation Committee during the Company’s Fiscal 2015 until his resignation from our Board on May 12, 2015.

Audit Committee

Role of the Audit Committee. The Audit Committee appoints our independent registered public accounting firm, and approves in advance all audit and permitted non-audit services performed by them and the scope and cost of their annual audits. The Audit Committee reviews, among other things, (i) the results of the independent registered public accounting firm’s annual audits and quarterly reviews, (ii) management’s compliance with our major accounting and financial reporting policies, (iii) the adequacy of our financial organization and management’s procedures and policies relating to our internal control over financial reporting and (iv) our compliance with applicable laws relating to accounting practice. The Audit Committee met four times in Fiscal 2015. The Board has determined that each member of the Audit Committee is financially literate and that at least two members of the Audit Committee, Mr. Bennack, its Chair, and Mr. Alchin, are audit committee financial experts, as defined by the SEC. The Audit Committee has adopted a formal policy for the approval of the performance of all audit and non-audit services of the independent registered public accounting firm. This policy is described under “(PROPOSAL 2) RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Compensation Committee

Role of the Compensation Committee. The Compensation Committee reviews and approves the compensation of executive officers and certain key members of our senior management, and compensation plans and arrangements with respect to such executive officers and members of senior management. The Compensation Committee also administers the plans in which certain employees may participate, including our Amended and Restated 2010 Long-Term Stock Incentive Plan (the “2010 Stock Incentive Plan”), which replaced our 1997 Long-Term Stock Incentive Plan (the “1997 Stock Incentive Plan”), and our Amended and Restated Executive Officer Annual Incentive Plan (“EOAIP”). In addition, the Compensation Committee maintains oversight in the development of succession plans for certain key executive positions within our senior management and may review and provide guidance on certain of our programs relating to our diversity, talent review and leadership development. The Compensation Committee met eleven times in Fiscal 2015.

Compensation Committee Interlocks and Insider Participation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. There are no Compensation Committee interlocks. Steven P. Murphy served as an independent member of the Compensation Committee for the entirety of Fiscal 2015 and a portion of Fiscal 2016. In Fiscal 2016, the Company and Mr. Murphy entered into a consulting services agreement, pursuant to which he will serve as an independent consultant and will advise the Company on strategic and business projects . He will be compensated by the Company in the amount of €8,835 per day, subject to a mutually agreed upon budget for services provided for any such project. Prior to entering into this agreement, Mr. Murphy resigned from our Board effective as of May 12, 2015.

Nominating & Governance Committee

Role of the Nominating & Governance Committee. The Nominating & Governance Committee identifies individuals qualified to become directors, recommends director nominees to the Board, develops and recommends corporate governance policies to the Board, reviews related party transactions, exercises oversight of the evaluation of the members of the Board and committees and recommends to the Board policies and principles for CEO succession, selection and performance reviews. The Nominating & Governance Committee met three times in Fiscal 2015.

Board of Directors Oversight of Risk

Our management is responsible for understanding and managing the risks that we face in our business, and the Board is responsible for overseeing management’s overall approach to risk management. The involvement of the full Board in reviewing our strategic objectives and business plans is a significant element of the Board’s assessment of management’s approach and tolerance for risk. In addition, the committees of the Board, primarily through the Audit Committee and

Compensation Committee, report to the full Board at regularly scheduled Board meetings on any identified material risks within that committee’s area of responsibilities. The Audit Committee has responsibility for oversight of corporate finance and financial reporting related risks, including those related to our accounting, auditing and financial reporting practices. The Compensation Committee is responsible for the oversight of our compensation policies and practices, including conducting annual risk assessments, and evaluating and approving our executive compensation and benefit plans and programs.

Analysis of Risks Arising from Compensation Policies and Programs

The Compensation Committee has reviewed an assessment by management of our compensation programs and practices for our employees, including our executive and non-executive programs and practices. This assessment focused on program design features and controls to evaluate whether such programs encourage unnecessary or excessive risk taking, and how policies and programs are structured to mitigate any such risks.

Selected key elements of our compensation programs that were reviewed include the following:

•

Pay Mix and Structure: Our executive compensation programs appropriately balance both short-term and long-term performance through our annual cash incentive bonus program and long-term equity awards. Equity awards deliver value to employees through both stock price appreciation and company performance. A significant portion of variable pay is delivered through equity awards with vesting schedules and performance periods covering multiple years, thus emphasizing long-term company performance.

•

Incentive Caps: Our executive annual cash incentive bonus plan as well as our non-executive bonus plans do not allow for unlimited payouts. We believe that the range of payouts should be capped to avoid encouraging decisions that maximize short-term gain at the expense of long-term viability. In addition to caps on all cash incentive bonus awards, Pro-rata restricted performance share units (“Pro-Rata RPSUs”) cannot exceed target levels and cliff restricted performance share units (“Cliff RPSUs”) cannot exceed a fixed percentage above target levels.

•

Performance: To strengthen the relationship between pay and performance, our executive annual cash incentive bonus plan, our non-executive commission and bonus plans and restricted performance share unit (“RPSU”) awards are subject to the achievement of pre-established performance targets, which are established independently of plan participants. We believe that our incentive plan metrics are appropriately balanced between short-term incentives such as net income before taxes and long-term metrics such as a cumulative three-year net income figure for our Cliff RPSUs.

•

Change in Control Policy: The change in control arrangements for our named executive officers (“NEOs”) provide for cash payments only upon actual termination of employment. Our 2010 Stock Incentive Plan provides for “double-trigger” vesting to all executives. As a result, all unvested equity awards are subject to “double-trigger” vesting so that acceleration of vesting does not occur unless the executive’s employment is actually terminated under certain limited circumstances following a change in control.

•

Ownership Guidelines: We have stock ownership guidelines for the NEOs and select other members of our senior management group that are intended to align the interests of these individuals with our stockholders. As a result, such individuals may be less likely to take short-term risk if a meaningful portion of their personal financial investment is linked to our long-term holdings.

•

Clawback Policy: We have adopted a clawback policy applicable to our NEOs. Under our clawback policy, the Compensation Committee may, in its reasonable discretion, require an NEO to reimburse us for the amount of any payment previously received by such officer under our cash incentive bonus plan as well as equity plan if, as a result of such officer’s intentional misconduct or gross negligence, we are required to restate our financial statements.

As a result of this review, the Compensation Committee determined that any risks that may result from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company.

Director Nominating Procedures and Diversity

The Nominating & Governance Committee identifies and evaluates candidates for nomination as directors and submits its recommendations to the full Board for its consideration. The Nominating & Governance Committee, guided by the membership criteria established by the Board in our Corporate Governance Policies, seeks highly qualified candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. We maintain a majority of independent directors and the Board considers a number of factors in selecting director candidates. Although we do not have a formal policy concerning diversity considerations, the Nominating & Governance Committee does consider diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying director nominees. In addition, the Board considers the contributions the individual can make to the Board and management as we strive for a body of directors reflecting different genders, ethnic backgrounds and professional experiences and expertise. In the Board’s annual self-evaluation, one of the factors that the Board considers is whether the membership of the Board provides an adequate mix of characteristics, experience and skills to serve the Company and its stockholders effectively. The Nominating & Governance Committee solicits and receives suggestions for, as well as comments upon, director candidates from other directors, including the Chairman of the Board, and usually engages third parties either to assist in the search for director candidates or to assist in gathering information regarding director candidates’ background and experience. If the Nominating & Governance Committee engages a third party to assist it, the Nominating & Governance Committee approves the fees that we pay for these services.

The Nominating & Governance Committee will consider candidates recommended by our directors, members of management and stockholders, and will evaluate candidates recommended by stockholders on the same basis as other candidates. Candidates should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Upon receiving a stockholder recommendation, the Nominating & Governance Committee will initially determine the need for additional or replacement members of the Board and then evaluate the candidate based on the information it receives with the stockholder recommendation or that it may otherwise acquire, and may, in its discretion, consult with the Chairman and other members of our

Board. If the Nominating & Governance Committee determines that a more comprehensive evaluation is warranted, it may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our stockholders may recommend candidates at any time, but the Nominating & Governance Committee requires recommendations for election at an annual meeting of stockholders to be submitted to the Nominating & Governance Committee no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s Annual Meeting of Stockholders in order to be considered for nomination by the Nominating & Governance Committee. The Nominating & Governance Committee believes this deadline is appropriate and in our best interests and those of our stockholders because it ensures that it has sufficient time to evaluate properly all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2016 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by February 26, 2016. The written notice must include:

•

all information relating to each potential candidate whom the stockholder is recommending that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the stockholder giving the notice, as they appear on the Company’s books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially or of record by the stockholder and the beneficial owner.

Recommendations must be sent to the Nominating & Governance Committee, Office of the Secretary/Legal Department, Ralph Lauren Corporation, 625 Madison Avenue, New York, New York 10022.

Our stockholders may directly nominate an individual for election as a director at an annual meeting of stockholders by complying with the nominating procedures set forth in our Third Amended and Restated By-laws, which are described below under the caption “Additional Matters—Stockholder Proposals for the 2016 Annual Meeting of Stockholders.”

Director Communications

Stockholders and interested parties may contact any of our directors, including the Chairman of the Board, the Chairs of the Board’s independent committees, any committee of the Board, the Board’s non-management directors as a group or the entire Board, by writing to them as follows: [Name(s)/Title(s)], c/o Legal Department and Office of the Corporate Secretary, Ralph Lauren Corporation, 625 Madison Avenue, New York, New York 10022. Communications received in this manner will be handled in accordance with the procedures approved by our independent directors, who have also requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumés and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be available to any non-management director upon request.

Audit Committee Communications

Complaints and concerns relating to accounting, internal control over financial reporting or auditing matters may be communicated to the Audit Committee, which consists solely of non-employee directors, through the Office of the Secretary/Legal Department as described above under “Director Communications.” Any such communication may be anonymous.

All complaints and concerns will be reviewed by the Audit Committee or a designated member of the Audit Committee. If the Audit Committee or its member designee determines that a reasonable basis exists for conducting a formal investigation, the Audit Committee will direct and supervise the investigation, and may retain independent legal counsel, accountants and other advisors as it deems necessary. Confidentiality will be maintained to the fullest extent consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

We will not discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any employee in the terms and conditions of his or her employment or otherwise to the extent prohibited by law based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal controls or auditing matters.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal and independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee currently is composed of four independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board.

Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young, as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2015, was responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles, and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young, the Company’s independent registered public accounting firm for the fiscal year ended March 28, 2015. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management, the Company’s internal auditors and Ernst & Young, the Company’s consolidated financial statements for Fiscal 2015 and the Company’s internal control over financial reporting. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and the Audit Committee discussed their independence with them. In determining Ernst & Young’s independence, the Audit Committee considered whether their provision of non-audit services to the Company was compatible with maintaining independence. The Audit Committee received regular updates on Ernst & Young’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and the Company’s pre-approval policies and procedures.

Based on our discussions with management, the Company’s internal auditors and Ernst & Young and our review of the audited financial statements, including the representations of management and Ernst & Young with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended March 28, 2015 be included in the Company’s Annual Report on Form 10-K.

The Audit Committee also approved, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2016.

Members of the Audit Committee

Frank A. Bennack, Jr. (Chair)

John R. Alchin

Arnold H. Aronson

Dr. Joyce F. Brown

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 10, 2015 by: (i) each of our NEOs, (ii) each director, (iii) each stockholder who is known by us to beneficially own in excess of five percent of any class of our voting securities and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the SEC consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power. In addition, a person is deemed to be the beneficial owner of securities if that person has the right to acquire beneficial ownership of such securities within 60 days, including through conversion or exercise of an option or other right. Unless otherwise indicated below, the address of each stockholder is 650 Madison Avenue, New York, New York 10022. As of June 10, 2015, there were 770 holders of record of our Class A Common Stock.

	Class A Common Stock			Class B Common Stock [1]			Voting Power of Total Common Stock%
	Number		%	Number		%
Ralph Lauren	820,848	[2]	1.4%	25,881,276	[3]	100%	81.3%
Jackwyn L. Nemerov	161,541	[4]	*	—		—	*
David Lauren	26,272	[5]	*	—	[6]	—	*
Christopher H. Peterson	28,632	[7]	*	—		—	*
Valérie Hermann	5,521	[8]	*	—		—	*
Mitchell A. Kosh	21,881	[9]	*	—		—	*
Roger N. Farah	39,619	[10]	*	—		—	*

John R. Alchin	20,419	[11]	*	—		—	*
Arnold H. Aronson	17,351	[12]	*	—		—	*
Frank A. Bennack, Jr.	22,789	[13]	*	—		—	*
Dr. Joyce F. Brown	8,653	[14]	*	—		—	*
Joel L. Fleishman	28,352	[15]	*	—		—	*
Hubert Joly	12,348	[16]	*	—		—	*
Judith A. McHale	3,945	[17]	*	—		—	*
Robert C. Wright	23,423	[18]	*	—		—	*

Capital World Investors	4,645,000	[19]	7.8%	—		—	1.5%
The Vanguard Group and related parties	4,525,002	[20]	7.6%	—		—	1.4%
Harris Associates L.P. and related parties	3,610,276	[21]	6%	—		—	1.1%
BlackRock, Inc. and related parties	3,330,575	[22]	5.6%	—		—	1.1%

All directors and executive officers as a group (15 persons)	1,241,594	[23]	2%	25,881,276	[3]	100%	81.4%

*	Less than 1.0%

(1)

Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock upon transfer to a person who is not a member of the Lauren family.

(2)

Includes 760,733 options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase shares of Class A Common Stock and 35,854 shares of Class A Common Stock held by a revocable trust of which Mr. R Lauren is the sole trustee and sole beneficiary.

Does not include (i) unvested options representing the right to purchase 76,819 shares of Class A Common Stock, (ii) unvested performance based restricted stock units (“RPSUs”) and other performance based stock awards with respect to 197,716 shares of our Class A Common Stock which are subject to upward or downward adjustment, and (iii) 424,249 vested restricted share units (“RSUs”) (the underlying shares of our Class A Common Stock for these RSUs will not be delivered until Mr. R. Lauren’s separation of service from the Company or, if earlier, upon a change of control (as defined in Mr. R. Lauren’s employment agreement)).

(3)

Includes (i) 10,749,906 shares of Class B Common Stock held by a revocable trust of which Mr. R. Lauren is the sole trustee and sole beneficiary, (ii) 1,629,044 shares of Class B Common Stock held by a revocable trust of which Mrs. Ricky Lauren is the sole trustee and sole beneficiary, (iii) an aggregate of 4,289,028 shares of Class B Common Stock held by trusts established for the benefit of Mr. R. Lauren’s issue and of which Mrs. R. Lauren is a trustee and of which Mr. R. Lauren has the power to remove and replace the trustees, provided that Mr. R. Lauren may not serve as the replacement trustee and the replacement trustee is not related or subordinate to Mr. R. Lauren, (iv) 2,370,956 shares of Class B Common Stock held by a trust established for the benefit of Mrs. R. Lauren’s issue and of which Mr. R. Lauren has the power to remove and replace the trustees, provided that Mr. R. Lauren and Mrs. R. Lauren may not serve as the replacement trustees, and (v) 6,842,342 shares of Class B Common Stock held by the Lauren Family, L.L.C., a limited liability company of which Mr. R. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. R. Lauren and Mr. R. Lauren may not serve as manager. The current managers of the Lauren Family, L.L.C. are Mr. R. Lauren and Mrs. R. Lauren’s children, Andrew Lauren, David Lauren and Dylan Lauren. Actions by the Lauren Family, L.L.C. require the consent of a majority of the managers.

(4)

Includes options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase 116,768 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 79,576 shares of Class A Common Stock, and unvested RPSUs and other performance based stock awards with respect to 140,968 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(5)

Includes options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase 17,656 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 4,967 shares of Class A Common Stock, unvested RPSUs and other performance based stock awards with respect to 5,465 shares of Class A Common Stock which are subject to upward or downward adjustment, and 1,884 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered in three equal annual installments beginning on May 15, 2016).

(6)

An aggregate amount of 6,842,342 shares of Class B Common Stock are held by the Lauren Family, L.L.C., a limited liability company of which Mr. D. Lauren is one of the three current managers. The other two current managers of the Lauren Family, L.L.C. are Mr. R. Lauren’s other children, Andrew Lauren and Dylan Lauren. Actions by the Lauren Family, L.L.C. require the consent of a majority of the managers. Mr. R. Lauren has the power to remove and replace the managers, provided that any such replacement manager is not related to or subordinate to Mr. R. Lauren and Mr. R. Lauren may not serve as manager.

(7)

Includes options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase 25,616 shares of Class A Common Stock. Does not include (i) unvested options representing the right to purchase 24,421 shares of Class A Common Stock, (ii) unvested RPSUs and other performance based stock awards with respect to 48,496 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment, and (iii) 3,115 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered on September 28, 2015).

(8)

Includes options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase 3,043 shares of Class A Common Stock. Does not include (i) unvested options representing the right to purchase 6,086 shares of Class A Common Stock, (ii) unvested RPSUs and other performance based stock awards with respect to 13,630 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment, and (iii) 8,432 unvested RSUs (the underlying shares of our Class A Common Stock for these RSUs will be delivered in two equal annual installments on April 7, 2016 and April 7, 2017).

(9)

Includes options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase 13,132 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 6,104 shares of Class A Common Stock and unvested RPSUs and other performance based stock awards with respect to 14,552 shares of Class A Common Stock, a portion of which are subject to upward or downward adjustment.

(10)

Includes options vested as of June 10, 2015 or within 60 days thereafter representing the right to purchase 39,619 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 21,079 shares of Class A Common Stock and unvested RPSUs with respect to 32,464 shares of Class A Common Stock which are subject to upward or downward adjustment.

Does not include an aggregate of 2,370,956 shares of Class B Common Stock held by a trust established for the benefit of Mrs. R. Lauren’s issue and of which Mr. Farah serves as one of the trustees with voting and investment power.

(11)

Includes 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 6,725 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(12)

Includes 2,650 shares owned by Mr. Aronson’s spouse, 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 9,725 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(13)

Includes 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 9,725 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(14)

Includes 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 4,347 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(15)

Includes 6,400 shares held indirectly in a retirement account, 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 9,725 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(16)

Includes 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 5,884 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(17)

Includes 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 812 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(18)

Includes 1,142 restricted shares of Class A Common Stock and vested options representing the right to purchase 6,725 shares of Class A Common Stock. Does not include unvested options representing the right to purchase 823 shares of Class A Common Stock.

(19)

According to a Schedule 13G filed on February 13, 2015, Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“CRMC”), may be deemed the beneficial owner of 4,645,000 shares of Class A Common Stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, with the sole power to vote or direct the vote over 4,645,000 shares of Class A Common Stock and sole dispositive power over 4,645,000 shares of Class A Common Stock. The address for Capital World is 333 South Hope Street, Los Angeles, California 90071.

(20)

According to a Schedule 13G/A filed on February 10, 2015, The Vanguard Group (“Vanguard”), may be deemed the beneficial owner of 4,525,002 shares of Class A Common Stock with the sole power to vote or direct the vote over 105,977 shares of Class A Common Stock, sole dispositive power over 4,427,798 shares of Class A Common Stock and shared dispositive power over 97,204 shares of Class A Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,794 shares of the Class A Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments, Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 39,593 shares of Class A Common Stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(21)

According to a Schedule 13G filed on February 12, 2015, Harris Associates L.P. (“Harris”) and Harris Associates Inc., the general partner of Harris (“Harris GP”), may be deemed the beneficial owner of 3,610,276 Shares of Class A Common Stock by reason of advisory and other relationships with persons who own Class A Common Stock, with sole power to vote or direct the vote of 2,614,419 shares of Class A Common Stock and sole dispositive power over 2,614,419 shares of Class A Common Stock. The address for each of Harris and Harris GP is 111 S. Wacker Drive, Suite 4600, Chicago, Illinois 60606.

(22)

According to a Schedule 13G/A filed on February 2, 2015, BlackRock, Inc. (“BlackRock”) may be deemed the beneficial owner of 3,330,575 shares of Class A Common Stock beneficially owned by its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, Blackrock Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co. Ltd., and BlackRock Life Limited, with the sole power to vote or direct the vote over 2,834,151 shares of Class A Common Stock and sole dispositive power over 3,330,575 shares of Class A Common stock. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.

(23)

Includes (i) options vested, as of June 10, 2015 or within 60 days thereafter, granted under our 1997 Stock Incentive Plan, our 2010 Stock Incentive Plan and our prior 1997 Non-Employee Director Stock Option Plan (such plan expired on December 31, 2006) representing the right to purchase 1,030,235 shares of Class A Common Stock and (ii) 9,136 unvested restricted shares of Class A Common Stock granted under our 2010 Stock Incentive Plan. Does not include (i) unvested options granted under the 2010 Stock Incentive Plan, representing the right to purchase 225,636 shares of Class A Common Stock, (ii) 453,291 unvested RPSUs and other performance based stock awards (a portion of which are subject to upward or downward adjustment), (iii) 13,431 unvested RSUs, and (iv) 424,249 vested RSUs (the underlying shares of our Class A Common Stock for these RSUs will not be delivered to Mr. R. Lauren until his separation of service from the Company or if earlier, upon a change of control), granted under the 1997 Stock Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock with the SEC and to provide copies of these reports to us. These filing requirements also apply to certain beneficial owners of more than ten percent of our Class A Common Stock. To our knowledge, based solely on our review of the copies of Section 16(a) reports furnished to us during and with respect to Fiscal 2015 and on written representations from certain reporting persons that no Form 5s were required to be filed by such persons, all reportable transactions during that fiscal year were reported on a timely basis except for a grant made to Valérie Hermann that was inadvertently reported late on one Form 4, consisting of 12,648 RSUs granted under the 2010 Stock Incentive Plan.

DIRECTOR COMPENSATION

On August 7, 2014, the Board approved changes to the annual compensation provided to non-employee directors to better align with market practice. For Fiscal 2015, the compensation for non-employee directors is as follows:

•	Effective as of August 8, 2014, we increased the annual retainer for each non-employee director from $60,000 to $70,000.

•

The annual retainer fee for the Chairs of the Audit Committee and the Compensation Committee of $20,000, and the annual retainer fee for the Chair of the Nominating & Governance Committee of $15,000 remain unchanged.

•

Effective beginning in Fiscal 2016, each non-employee director receives an annual equity award with a target equity value of $110,000. The entirety of the target equity value is delivered in the form of restricted shares of Class A Common Stock, which vest over three years in equal annual installments. In Fiscal 2015, the target equity value of the annual equity award granted to each non-employee director was $100,000. One-half of the target equity value was delivered in the form of options to purchase shares of our Class A Common Stock and one-half was delivered in the form of restricted shares of Class A Common Stock. The options and the restricted shares vest over three years in equal annual installments.

•	Effective as of August 8, 2014, we no longer provide an initial equity grant of 7,500 stock options to new non-employee directors.

The fee paid to non-employee directors for each meeting of a committee of the Board that a director attends is unchanged at $2,000 per committee meeting. The annual retainer and attendance fees are paid to the non-employee directors in quarterly installments in arrears.

The annual equity award to non-employee directors is awarded on April 1 of each year to those non-employee directors who have served as directors for at least half of the preceding fiscal year.

Our Board and Compensation Committee believe it is important for key members of our senior management team and our non-employee directors to build and maintain a long-term ownership position in the Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Effective June 30, 2010, the Compensation Committee established stock ownership guidelines for our non-employee directors, our NEOs and select other members of our senior management group, to further link their interests with those of stockholders. These guidelines provided that non-employee directors and such employees must attain ownership of a specific number of shares by June 30, 2015. Non-employee directors and employees subject to these guidelines who joined us (or became subject to the guidelines) after the implementation of the guidelines had five years from June 30th in the year most closely following the date they joined us (or were included) to attain the requisite numbers of shares specified in the guidelines. For directors, the guideline was based on a fixed share target of 2,400 shares. Further details on the guidelines for NEOs and certain members of our senior management group are provided in “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

In June 2015, the Board approved changes to the stock ownership guidelines for non-employee directors to better align with the competitive practice of focusing on the value of shares owned. Effective June 30, 2015, the stock ownership guidelines for the non-employee directors were modified as follows:

•	Ownership requirement will be defined as a multiple of annual cash retainer. The target for directors will be set at five times the annual cash retainer.

•

The five-year threshold for achievement will be replaced with a hold-and-retain requirement of 50% of net equity proceeds acquired via restricted shares vesting and the exercise of stock options until the stock ownership target is attained.

•	In addition to counting shares owned outright by the director or his or her family members, unvested restricted shares will also count toward the achievement of ownership targets.

•	As of June 10, 2015, all non-employee directors exceeded their Fiscal 2016 stock ownership target.

We reimburse our non-employee directors for reasonable travel and other related expenses to attend Board and committee meetings and for director education courses. Non-employee directors are also provided with a merchandise discount on most of our products.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors in Fiscal 2015. Directors who are our employees receive no compensation for their services as directors and do not serve on any committees of the Board.

Name	Fees Earned or Paid in Cash[1] ($)	Option Awards[2] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)		Total ($)
John R. Alchin	$74,401	$49,919	$50,168	—	—	$990		$175,478
Arnold H. Aronson	$80,401	$49,919	$50,168	—	—	$990		$181,478
Frank A. Bennack, Jr.	$114,401	$49,919	$50,168	—	—	$990		$215,478
Dr. Joyce F. Brown	$95,401	$49,919	$50,168	—	—	$990		$196,478
Joel L. Fleishman	$114,401	$49,919	$50,168	—	—	$990		$215,478
Hubert Joly	$88,401	$49,919	$50,168	—	—	$990		$189,478
Judith A. McHale	$70,401	$49,919	$50,168	—	—	$168	[4]	$170,656
Steven P. Murphy[5]	$84,401	$49,919	$50,168	—	—	$990		$185,478
Robert C. Wright	$72,401	$49,919	$50,168	—	—	$990		$173,478

(1)

Effective as of August 8, 2014, the annual retainer for each non-employee director is $70,000. Prior to this date, during Fiscal 2015, the annual retainer fee for each non-employee director was $60,000. The annual retainer for the Chair of each of the Audit Committee and Compensation Committee is $20,000 and the Chair of the Nominating & Governance Committee is $15,000. The fee paid to non-employee directors for each meeting of a committee of the Board that such non-employee director attends is $2,000 per committee meeting. In Fiscal 2015, the Audit Committee met four times, the Compensation Committee met eleven times and the Nominating & Governance Committee met three times.

(2)

We grant annual stock-based awards to non-employee directors on April 1 of each year. The grants awarded for our non-employee directors’ service during Fiscal 2015 were made on April 1, 2014 and included the following for each non-employee director:

•

$49,919 representing the aggregate grant date fair market value of the annual grant of options to purchase 834 shares of the Company’s Class A Common Stock, calculated in accordance with FASB Accounting Standards Codification topic 718, “Stock Compensation” (“ASC 718”); and

•	$50,168 representing the aggregate grant date fair market value of the annual grant of 309 restricted shares of the Company’s Class A Common Stock, calculated in accordance with ASC 718.

The grants made to our non-employee directors on April 1, 2015 were made during Fiscal 2016 and will be disclosed in next year’s Proxy Statement.

(3)	This amount represents deferred cash dividends paid during Fiscal 2015 in connection with the vesting of restricted shares of our Class A Common Stock.

(4)

Judith A. McHale rejoined the Board during Fiscal 2012 on November 8, 2011 and thus, she did not receive any equity awards until Fiscal 2014. During Fiscal 2015, she received deferred cash dividend payments in connection with the vesting of restricted shares of our Class A Common Stock.

(5)	Steven P. Murphy resigned from the Board on May 12, 2015, during the Company’s Fiscal 2016.

Director Equity Table

At the end of Fiscal 2015, each non-employee director held options to purchase shares of our Class A Common Stock and restricted shares of our Class A Common Stock as follows:

	Options	Restricted Stock
John R. Alchin	7,548	602
Arnold H. Aronson	10,548	602
Frank A. Bennack, Jr.	10,548	602
Dr. Joyce F. Brown	5,170	602
Joel L. Fleishman	10,548	602
Hubert Joly	6,707	602
Judith A. McHale[1]	1,635	507
Steven P. Murphy[2]	15,048	602
Robert C. Wright	7,548	602

(1)	Judith A. McHale rejoined the Board during Fiscal 2012 on November 8, 2011 and thus, she did not receive any equity awards until Fiscal 2014.

(2)	Steven P. Murphy resigned from the Board on May 12, 2015, during the Company’s Fiscal 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to the Company’s performance. This Compensation Discussion and Analysis explains these programs as it pertains to the following individuals, all of whom were considered NEOs during Fiscal 2015. During Fiscal 2015, there were changes within our leadership team, including the departure of Roger N. Farah as Executive Vice Chairman and the appointment of Valérie Hermann as President of Ralph Lauren Luxury Collections.

Name	Title[1]

Ralph Lauren	Chairman and Chief Executive Officer

Jackwyn L. Nemerov	President and Chief Operating Officer

Christopher H. Peterson	Executive Vice President, Chief Administrative Officer and Chief Financial Officer

Valérie Hermann[2]	President of Ralph Lauren Luxury Collections

Mitchell A. Kosh	Executive Vice President, Human Resources

Roger N. Farah[3]	Former Executive Vice Chairman

(1)	On April 2, 2015, the Company announced executive leadership changes which included promotions for Mr. Peterson and Mr. Kosh to new positions as further described below.
(2)	Ms. Hermann joined the Company effective as of April 7, 2014.
(3)	Mr. Farah resigned as an officer of the Company effective as of May 31, 2014.

Executive Summary

Highlights for Fiscal 2015

•	In Fiscal 2015, we continued to execute against our long-term strategy, including making important investments in our key strategic growth objectives during a volatile global macroeconomic environment.

•	As in prior years, our Fiscal 2015 compensation programs provided a strong link between pay and performance by setting clear and rigorous financial goals above the prior year’s achieved performance and delivering a substantial portion of our executives’ compensation opportunity through at-risk incentive-based compensation.

•

We continued to engage with our shareholders as we reviewed our executive compensation programs and practices and implemented several key changes in response to their feedback. Beginning Fiscal 2016, Mr. Lauren agreed to a 24% reduction in his total target compensation. Also beginning Fiscal 2016, we made improvements to our long-term incentive plan design, including eliminating overlap between the short term and long term incentive goals. These changes are discussed in further detail below under “Compensation Committee Response to

Areas of Feedback – Changes to Chairman and CEO Compensation Arrangement” and “Changes in Long-Term Incentive Plan Design for Fiscal 2016.”

Key Performance Accomplishments

Despite a challenging macroeconomic environment, we achieved revenue growth and other important milestones and continued to return capital to our shareholders by increasing our dividends and repurchasing stock. Our key accomplishments included:

•

Delivered Revenue Growth. For Fiscal 2015, we reported revenue of approximately $7,620 million, representing an approximate 2.3% increase compared to Fiscal 2014. Our revenue growth was primarily driven by increased sales in new stores and our e-commerce operations. This growth was achieved despite the continued global challenges presented by, among other things, the significant impact of unfavorable foreign exchange rates and other macroeconomic factors.

•

Expanded Our Global Store Network. We extended our direct-to-consumer reach through our 466 directly-operated freestanding stores worldwide. During Fiscal 2015 we opened a total of 49 owned and operated stores including our first Polo flagship store on Fifth Avenue. At the end of the fiscal year we operated a total of 24 owned and licensed Polo stores as we continue to expand the Polo retail concept. Our international presence increased with the opening of 18 stores highlighted by the opening of our luxury flagship store in Greater China.

•

Leveraged the Continued Investment in Our E-Commerce Platform. The increase in our retail net revenues during Fiscal 2015 was primarily driven by the approximately 16% revenue growth in our global e-commerce operations. During Fiscal 2015 we continued to invest in our current e-commerce platform through a number of site enhancements which included improved quick shop capabilities and a more streamlined checkout process. We also embarked on the design and architecture phase of a multi-year plan for a next generation e-commerce platform to further support our investment in the integrated omni-channel strategy used to operate our overall retail business.

•

Continued Product Innovation and Investments.    We supported substantial product innovations including the launch of Polo for women. We invested in various market related events supporting this launch which also coincided with the opening of the Polo flagship store in New York City. We also invested in several critical infrastructure projects during the year including the initial design and architecture phase of the next generation e-commerce platform, implementation of SAP in North America and the launch of our SAP implementation project in Europe. We expect that the SAP project will enable both revenue growth and margin improvement opportunities over time as the project is fully implemented.

•

Increased Dividends. On February 4, 2015, we announced an increase in our quarterly dividend payments from $0.45 per share to $0.50 per share, the fourth time that we have raised quarterly dividend payments since February 2011.

•

Returned Capital to Shareholders.    During Fiscal 2015, we repurchased approximately 3.2 million shares of our Class A Common Stock utilizing approximately $500 million of our aggregate stock repurchase authorizations. Over the last three years, the Company has returned approximately $1.5 billion of capital to our shareholders through share repurchases.

Looking Forward to Fiscal 2016

We recently announced a plan to reorganize the Company that will provide improved operational efficiencies to position us for stronger future performance, and that we expect will maximize shareholder returns over time. We intend to reorganize our operating model which will focus on two key areas: a global brand management structure and a global integrated merchandising process. To support these initiatives, we have begun to restructure our merchandising, design, marketing, and creative services organizations to support distinct brands. We also have established dedicated functional leadership teams which will be accountable for each brand’s success, while continuing to empower our regional businesses and channels of distributions to drive global growth within the brand guidelines.

As part of the leadership change to align the organization to the new global brand management structure, Mr. Peterson and Mr. Kosh were promoted to new positions in the beginning of Fiscal 2016. Mr. Peterson was promoted to the newly created position of President, Global Brands and Mr. Kosh was promoted to Executive Vice President, Chief Administrative Officer. On April 1, 2015, we entered into new employment agreements with Mr. Peterson and Mr. Kosh, each with increased compensation arrangements commensurate with their respective increased responsibilities in their new roles.

Impact on Pay for Performance

We believe that our compensation programs continue to align our executives with the Company’s performance, with incentive-based compensation representing a substantial portion of our executives’ compensation. For Fiscal 2015, our financial results did not meet our targets and as a result, our NEOs received below-target performance based payouts.

Fiscal 2015 Awards	Measure	Performance Result as a % of Target	Amount Earned as a % of Target
Annual Cash Incentive Bonus:

Executive Officer Annual Incentive Plan (EOAIP) for Mr. Lauren	Fiscal 2015 Net Income Before Taxes	94%	85%

Executive Officer Annual Incentive Plan (EOAIP) for Other NEOs	Fiscal 2015 Net Income Before Taxes	94%	85%[1]
Long-term Equity-Based Incentives:

Cliff Restricted Performance Share Units (RPSUs)	Fiscal 2013 – Fiscal 2015 Net Income	95%	95%
Cliff RPSUs with Total Shareholder Return (TSR) Modifier	Fiscal 2013 – Fiscal 2015 Net Income with TSR modifier relative to S&P 500	95% with 75% TSR modifier	71.25%

1 For Fiscal 2015 there was no adjustment for the strategic goal as the performance expectation was achieved at target level. Any adjustment in annual bonus attributable to the strategic financial goal is not applicable to Mr. Lauren.

See “Key Components of Executive Compensation – Annual Cash Incentive Awards” and “Key Components of Executive Compensation – Long-Term Equity-Based Incentives,” for specific performance measures, payout criteria and results for each of these awards.

Executive Compensation Governance

We seek to maintain high standards with respect to the governance of executive compensation. Below is a summary of compensation policies and practices in effect to drive performance and align with shareholder interests:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

•      At-Risk Compensation: We tie pay to performance. Our incentive-based compensation represents a significant portion of our executives’ compensation.

•      Stock Ownership Guidelines: We have meaningful stock ownership requirements for our NEOs and other select members of our senior management.

•      Double Trigger Vesting: We provide for a double-trigger vesting upon a change-of-control for equity awards granted in Fiscal 2013 and beyond for all equity participants, including our Chairman and CEO.

•      Clawback Policy: Our NEOs are subject to a clawback policy in the event the Company is required to restate its financial statements.

•      Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

•      Independent Compensation Committee: Our Compensation Committee is composed solely of independent directors.

•      No Guaranteed Increases: We have no guaranteed salary increases or guaranteed annual incentives for our NEOs.

•      No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

•      No Repricing Without Shareholder Approval: We do not reprice underwater stock options without shareholder approval.

•      No Discount Grants: We do not provide for grants of equity below fair market value.

Shareholder Advisory Vote to Approve Executive Compensation

In making executive compensation decisions during Fiscal 2015, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation philosophy, policies and practices (“Say-on-Pay”) set forth in our 2014 Proxy Statement. Our stockholders approved our executive compensation program with approximately 89% support.

As in prior years, we continued to engage some of our largest investors and solicit their feedback on a variety of corporate governance topics, including executive compensation practices.

In its review of the Chairman and CEO’s compensation package and the design of the Company’s long-term incentive plan in effect for Fiscal 2016, the Compensation Committee considered our Say-on-Pay voting results, shareholder and proxy advisor input, advice from its independent compensation consultants and other factors addressed in the following discussion, as well as in the “Executive Compensation Programs” section below.

Compensation Committee Response to Areas of Feedback

Changes to Chairman and CEO Compensation Arrangement

On April 1, 2015 and effective beginning Fiscal 2016, we entered into an amendment to our employment agreement with Mr. Lauren (“Lauren Amendment”), which modified Mr. Lauren’s performance and equity-based compensation in a manner designed to address the feedback from shareholders and proxy advisors while continuing to recognize Mr. Lauren’s unique role and extraordinary talent as founder, visionary, lead designer and spokesperson for the Company, in addition to his role as Chairman and CEO of a global, multi-faceted company. In particular, Mr. Lauren agreed to the following:

•	reduction of his total target compensation by 24% from $24.75 million to $18.75 million;
•	modification of his annual equity award so that his long-term incentive payments will be 100% performance-based equity;
•	elimination of stock options from his annual equity award; and
•	increase in maximum bonus payout from 150% to 200% of the new target, to reward him with a greater maximum payout for outstanding performance.

Changes in Long-Term Incentive Plan Design for Fiscal 2016

For Fiscal 2016, our long-term equity incentive program has been designed to better support our business strategy, drive long-term performance and promote retention of key talent. In Fiscal 2015, the equity program for our NEOs was comprised of stock options, Cliff Restricted Performance Share Units (RPSUs) and Cliff RPSUs with Total Shareholder Return (TSR) Modifier. Beginning in Fiscal 2016, the equity program for our NEOs was modified and will be comprised of Performance Share Units and Performance-Based Restricted Stock Units. Performance Share Units are similar in design to Cliff RPSUs with the exception of the performance measure. These changes are described in further detail below under “Fiscal 2015 Long-Term Equity-Based Incentive Awards.” In particular, we:

•	changed our equity program so that 100% of our NEOs’ annual equity awards will be performance-based;
•	eliminated grants of stock options;
•

changed the performance measure used in our long-term equity incentive plans from net income to Earning Per Share (EPS), to differentiate from our short-term cash incentive plan, which utilizes net income as a measure to determine payout; and

•

discontinued the use of Total Shareholder Return as a modifier under our long-term incentive plans which, as discussed in more detail below, we believe is not a meaningful comparative measure given the lack of an appropriate defined peer group.

Executive Compensation Programs

Overview

We maintain executive compensation programs designed to reward sustained business growth and results. These programs, taken together, are designed to drive stockholder value through the following principles:

•	attract, motivate and retain highly qualified employees;
•	establish challenging goals balanced between short-term and long-term objectives;
•	award a meaningful portion of compensation in variable (versus fixed) pay, with a significant portion of variable compensation in the form of long-term equity awards;
•	promote collaborative leadership behavior designed to achieve goals in a complex global organization; and
•	avoid unnecessary or excessive risk-taking that could reward employees at the expense of stockholders

Determination of Compensation for Executives

Market Data. In Fiscal 2015, we operated in three distinct but integrated business segments: wholesale, retail (which includes e-commerce) and licensing, and our primary products included apparel for men, women and children, accessories, home furnishings and fragrance. As a result, we believe our product breadth, multi-channel distribution and global reach are unique among luxury and apparel companies. Accordingly, while the Compensation Committee considers, among other things, competitive market compensation paid by other companies in our industries in establishing our executive compensation programs, it does not use a designated peer group as a primary comparative metric. From time to time, the Compensation Committee reviews compensation levels at various categories of companies such as leading apparel and accessories manufacturers, high-profile, branded retail organizations, founder-owned companies and other companies in which the chief executive officer of such companies could be perceived as personifying their organizations. However, the Compensation Committee does not set executive compensation at, or near, any particular target percentile within a peer group, but instead, uses compensation market data across multiple peer groups as a consideration in setting our executive compensation levels.

Other Considerations. In addition to market data, the Compensation Committee considers other factors in determining executive compensation levels, including internal pay equity, nature and scope of responsibility, an employee’s current performance and expected future contributions, succession planning considerations relative to development and retention, and our performance, financial plans and budget.

In determining the compensation of our Chairman and CEO, Mr. Ralph Lauren, the Compensation Committee also takes into consideration that Mr. Lauren is not only the CEO of a unique, complex, global organization with highly successful wholesale, retail and licensing divisions in multiple product categories, but he is also the founder, creator and name behind our brands. Mr. Lauren is also our lead designer and brings to us extraordinary and rare talent that is unrivaled by others in our industry. The Compensation Committee believes that Mr. Lauren’s leadership, aesthetic vision, direction and the public’s association of his name and likeness with our branded products are unique and integral components of our success, and that his contributions to our longstanding, consistent achievement over nearly five decades have been, and continue to be, instrumental in creating significant stockholder value. These factors were taken into account with respect to setting Mr. Lauren’s compensation during Fiscal 2015, the terms set forth in his employment agreement entered into on June 26, 2012, and the terms set forth in the Lauren Amendment, which also took into account recent shareholder and proxy advisor feedback. See the “Executive Employment Agreement” section below for a summary of the terms of Mr. Lauren’s amended employment agreement.

In determining compensation of our other NEOs, the Compensation Committee considered the impact, scope of responsibility and leadership structure required to support the long-term growth of our business in an increasingly complex global environment. See the “Executive Employment Agreement” section for a summary of the terms of the other NEOs’ employment agreements.

Role of the Compensation Committee and Management. In addition to its responsibilities to, among other things, review and administer our compensation plans and to maintain oversight in the development of succession plans for certain key executive positions within our senior management, with respect to executive compensation, the Compensation Committee is responsible for reviewing and approving the employment agreements for each of our NEOs, which include their salary, bonus and certain other compensation components. In determining the long-term incentive component of the compensation for each of our NEOs pursuant to each of their employment agreements, the Compensation Committee considered, among such other factors as it deemed relevant, our performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to each of our NEOs in past years. As noted above under “Determination of Compensation for Executives – Market Data,” while the Compensation Committee considers market information, the Compensation Committee believes that considerations unique to our Company have a greater impact in setting executive compensation. On an annual basis, the Compensation Committee also reviews and approves the corporate performance goals and objectives relevant to the compensation payable to our NEOs.

Subject to previously approved applicable contractual obligations, the Compensation Committee also reviews and approves, on an annual basis, the compensation of key members of our senior management, and reviews and approves the corporate performance goals and objectives relevant to the compensation payable to each of them. In addition, the Compensation Committee regularly reviews the design and structure of our executive compensation programs to ensure that management’s interests are closely aligned with stockholders’ interests and that the compensation programs are designed to further our strategic priorities.

Role of Compensation Consultants. The Compensation Committee retains an independent compensation consulting firm (currently Steven Hall & Partners (“SHP”)), to provide guidance in association with significant executive compensation decisions. The Compensation Committee has the sole authority to retain and terminate the independent compensation consulting firm and approve the firm’s fees and other retention terms. SHP does not provide other services to the Company or the Company’s management. In Fiscal 2015, the Compensation Committee engaged SHP to provide these independent advisory services, including those in connection with Mr. Lauren’s compensation changes reflected in the amendment to his employment agreement, which are discussed in the “Executive Employment Agreement” section below, and with the design of our long-term incentive plan for Fiscal 2016. The Compensation Committee retains sole responsibility for engaging any advisor and meets with its advisor, as needed, in the Compensation Committee’s sole discretion.

Separate from the Compensation Committee’s consultant, during Fiscal 2015, our Company’s management continued to retain the services of Compensation Advisory Partners, LLC (“CAP”), as its independent compensation consultant. CAP’s role is to assist management in the development and analysis of executive compensation matters.

Employment Agreements

We have a longstanding practice of entering into employment agreements with our corporate officers and select members of our senior management. We believe that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment agreements for our NEOs are reviewed and approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation consultant and, when appropriate, the Committee’s independently retained legal advisors.

The guidelines for salary, bonus and certain other compensation components for each NEO are set forth in his or her respective employment agreement. The agreements also provide for certain benefits, including in the event of various termination or change in control situations. We believe that providing for these benefits in such situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. See “Executive Employment Agreements,” “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the payments and benefits provided under each NEO’s employment agreement.

In Fiscal 2015, our employment agreement with Roger N. Farah, our former Executive Vice Chairman, terminated on May 31, 2014. In addition, during Fiscal 2015, we entered into an employment agreement with Valérie Hermann, our President of Ralph Lauren Luxury Collections, effective as of April 7, 2014. In determining Ms. Hermann’s compensation, we considered, among other things, her extensive experience working with many of the leading European fashion houses, compensation at her former company, internal pay equity and her expected future contributions. As previously discussed, on April 1, 2015, we also amended Mr. Lauren’s employment agreement, effective beginning in Fiscal 2016.

Key Components of Executive Compensation

The principal elements of our executive compensation programs are summarized in the following table and described in more detail below.

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled employees

Annual Cash Incentive Bonus	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate and reward employees to achieve or exceed our current-year financial goals

Long-Term Equity-Based Incentives	Variable equity compensation earned based on achieving pre-established long-term goals	Align an employee’s interest with that of our stockholders and encourage executive decision-making that maximizes value creation over the long-term

Base Salary

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. Base salaries for each of our NEOs are determined and approved by the Compensation Committee as set forth in their respective employment agreements. In general, base salaries may be reviewed periodically by the Compensation Committee. During Fiscal 2015, Ms. Hermann was paid an annual base salary of $900,000. We did not make any adjustments to the base salaries of our other NEOs.

Performance-based Compensation Programs

The Compensation Committee strongly believes that our compensation practices accomplish the goal of pay-for-performance by rewarding our executives for the achievement of both short-term and long-term superior financial and strategic performance. To align our executives’ compensation with stockholders’ interests, the Compensation Committee has concluded that a majority of our executives’ compensation should be at-risk — in the form of annual cash incentive and long-term equity-based awards.

The charts below show the balance of the at-risk elements that comprised the target direct compensation for our NEOs in Fiscal 2015 and correlate to the “Summary Compensation Table” section. These charts illustrate the significance of the performance-based portions of our NEO compensation programs relative to total compensation and the alignment with performance and shareholder interests. For Fiscal 2015, 93% of Mr. Lauren’s target total direct compensation was at-risk.

(1)	Does not include Mr. Farah who resigned from the Company prior to the end of Fiscal 2015.

Annual Cash Incentive Awards

In Fiscal 2015, all of our NEOs participated in the Amended and Restated Executive Officer Annual Incentive Plan (“EOAIP”), a stockholder approved, short-term cash incentive bonus plan, in which the Compensation Committee determines the eligible EOAIP participants from among our executive officers. The EOAIP is designed to promote executive decision-making and achievement that supports the realization of key overall Company financial goals.

Key features of the EOAIP are:

•

Payouts are based on different levels of achievement, which include Threshold, Target and Maximum levels. The Compensation Committee establishes the Threshold, Target and Maximum levels each year. In Fiscal 2015, the Compensation Committee determined that the following performance levels were applicable to EOAIP participants:

Threshold	The minimum level of performance for which a bonus is paid and set at 80% of the Target level. No bonuses will be earned if the Threshold level of performance is not achieved

Target	100% achievement of financial goals

Maximum	Achievement at a superior level of performance of up to 110% of the Target level

•	No payouts are made in any year in which we fail to earn a profit.
•

Participants are eligible for a bonus opportunity based 100% on our overall financial performance, without consideration of performance of specific divisions or any discretionary performance factors. Bonus payments are subject to adjustments, if applicable, as described further below.

•	Participants may have individual payout schedules based upon each such participant’s existing employment agreement.
•	All bonuses under the EOAIP are capped, subject to the respective employment agreements of each participant.
•	The Compensation Committee has the authority to:
¡	determine the eligible EOAIP participants from among our executive officers;
¡	establish the financial performance goals (from the list of performance measures previously approved by stockholders) and payout schedules, including any adjustments;
¡

to the extent permitted under Section 162(m) of the Internal Revenue Code (the “Code”), omit, among other things, the effect of unbudgeted extraordinary items, any gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles;

¡	establish the required achievement levels against pre-determined performance goals under the EOAIP; and
¡	exercise discretion to reduce or eliminate, but not increase, the bonus amounts payable under the EOAIP.

The Compensation Committee believes that maintaining the EOAIP provides the Compensation Committee with the flexibility to maintain an incentive plan for these executive officers that is tightly aligned with their significant roles and broad responsibilities within the Company and reflects their contributions to our overall success.

Fiscal 2015 Cash Incentive Bonuses Paid Under the EOAIP

Each year, we engage in an extensive and deliberate process to establish our financial budget, performance measures and performance targets which are then presented to the Compensation Committee for approval. After our independent auditors issue their final audit opinion for the completed fiscal year, the Compensation Committee determines the extent, if at all, to which financial performance has been achieved against pre-established targets and, based upon the degree of achievement, approves the annual cash incentive bonuses payable to each NEO under the EOAIP. The Compensation Committee believes that the performance of each of our NEOs is represented by the Company’s financial results and thus, individual performance is not considered in determining their bonuses. Each of Ms. Nemerov, Mr. Peterson, Ms. Hermann and Mr. Kosh may have their respective bonuses adjusted (from minus 10% to plus 10%) based upon the degree of achievement of a previously established additional strategic financial goal. The bonus payment for Mr. Lauren is based solely on actual financial performance against the Company’s overall performance measures, as selected by the Compensation Committee for the applicable fiscal year, and is not adjusted based on performance against any additional strategic financial goal.

The table below sets forth the threshold bonus, target bonus, maximum bonus and actual Fiscal 2015 bonus for each of our NEOs:

Name/Title	Threshold Bonus	Target Bonus	Maximum Bonus[2]	Actual Fiscal 2015 Bonus [3]
Ralph Lauren[1] Chairman and CEO	$4,500,000	$9,000,000	$13,500,000	$7,657,895
Jackwyn L. Nemerov[1] President and COO	$1,500,000	$3,000,000	$4,500,000	$2,550,000
Christopher H. Peterson[1] Executive Vice President, CAO and CFO	$900,000	$1,800,000	$2,700,000	$1,530,000
Valérie Hermann[1,4] President of Ralph Lauren Luxury Collections	$675,000	$1,350,000	$2,700,000	$1,147,500
Mitchell A. Kosh[1] Executive Vice President, Human Resources	$318,750	$637,500	$1,275,000	$541,875
Roger N. Farah[5] Former Executive Vice Chairman	N/A

(1)

Threshold, target and maximum bonus amounts payable to Ms. Nemerov, Mr. Peterson, and Mr. Kosh, and target and maximum bonus amounts payable to Mr. Lauren and Ms. Hermann, are set forth in their respective employment agreements.

(2)

The maximum bonus amount shown for the NEOs other than Mr. Lauren does not reflect a possible adjustment up or down by up to 10% which may be made based on relative achievement of the strategic financial goal.

(3)

For Fiscal 2015 there was no adjustment for the strategic goal as the performance expectation was achieved at target level. Any adjustment in annual bonus attributable to the strategic financial goal is not applicable to Mr. Lauren. The strategic financial goal was selling, general and administrative expenses as a percentage of net revenue. Mr. Lauren’s actual bonus equaled 85.1% of target as determined by calculating the interpolated amount set forth on the bonus schedule in his employment agreement.

(4)	Excludes one-time cash sign-on bonus received by Ms. Hermann as part of her compensation package.
(5)	Mr. Farah was not eligible for a bonus payout for Fiscal 2015 due to his separation of employment from the Company prior to the fiscal year end.

For Fiscal 2015, under the EOAIP, the performance measure selected was net income before taxes (“NIBT”). The Compensation Committee believes that NIBT is aligned with stockholders’ interests and is a comprehensive indicator of our annual performance. The Compensation Committee established Fiscal 2015 financial targets, taking into consideration factors such as: core business growth, unfavorable foreign currency exchange rates, investment costs for operating systems and infrastructure to support our global growth objectives and maximize customer relationship management, and an economic recovery that remains uneven in many of the areas in which we operate. As a result, the Compensation Committee established full-year Fiscal 2015 financial goals at a level that would require a sufficiently challenging level of performance and was higher than Fiscal 2014 actual results, taking into account these factors, in order to achieve target bonus payouts. The Compensation Committee also believes that managing the Company’s selling, general and administrative expenses as a percentage of net revenues is an important part of our ongoing strategic objectives. As a result, the strategic financial goal performance measure selected for Ms. Nemerov,

Mr. Peterson, Ms. Hermann and Mr. Kosh was selling, general and administrative expenses (excluding expense for cash bonuses and expense for stock awards) as a percentage of net revenues.

Each of our NEOs was eligible for a bonus in Fiscal 2015 (with the exception of Mr. Farah due to his resignation prior to the fiscal year end) when we reached 80% of the full year NIBT target. In Fiscal 2015 we achieved 94% of the NIBT target which resulted in payment of bonuses less than target. The Compensation Committee believes this level of payout represents strong pay for performance alignment. The following table sets forth our Fiscal 2015 EOAIP target NIBT goals compared to Fiscal 2014 and actual performance as measured against those goals.

Performance Period	Target Goal (millions)	Actual Performance[1] (millions)	Adjustment for Strategic Financial Goal (expense management)[2]	Actual Compensation Awarded as % of Target

Fiscal 2015	$1,138.7	$1,071.1	0%	85%

Fiscal 2014	$1,159.8	$1,114.4	+10%	90% - 99%
(1)	Represents actual NIBT performance results after giving effect to various adjustments approved by the Compensation Committee.
(2)	For Fiscal 2015 there was no adjustment for the strategic goal as the performance expectation was achieved at target level. Any adjustment in annual bonus attributable to the strategic financial goal is not applicable to Mr. Lauren.

Long-Term Equity-Based Incentives

Long-term equity-based incentives are intended to align executive and stockholder interests and encourage executive decision-making that maximizes stockholder value creation over the long term. The values, mix, and type of annual grants for each senior executive are discussed by management and the Compensation Committee and ultimately approved by the Compensation Committee, unless the terms have been previously approved and set forth in an employment agreement. For each of the NEOs, the determination of the value of their Fiscal 2015 annual grants was provided for under their employment agreements. For Mr. Lauren the determination of the mix and type of his Fiscal 2015 annual grant was provided for under his employment agreement. In addition, as an incentive to join the Company, Ms. Hermann was provided with a one-time sign-on equity award, the terms of which were outlined in her employment agreement. We also require, through stock ownership guidelines, that our directors, our NEOs and select other members of our senior management team hold a certain amount of equity in order to build and maintain a long-term ownership position in our company. See “Stock Ownership Guidelines” below. In addition, certain shares underlying vested restricted stock units (“RSUs”) held by Mr. Lauren must continue to be held and are not distributable to him until his employment is terminated.

Fiscal 2015 Long-Term Equity-Based Incentive Awards

All equity awards to our NEOs in Fiscal 2015 were granted under our Amended and Restated 2010 Long-Term Stock Incentive Plan (the “2010 Stock Incentive Plan”). During Fiscal 2015, these awards consisted of stock options, restricted performance unit shares (“RPSUs”) and RSUs as outlined below.

Stock Options

Non-qualified stock options generally vest ratably over a three-year period, subject to continued employment through the applicable vesting date. Stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our Class A Common Stock on the grant date. In addition, we have not re-priced or re-issued any stock options. The 2010 Stock Incentive Plan, and our predecessor plan, the 1997 Long-Term Stock Incentive Plan (the “1997 Stock Incentive Plan”), both prohibit the re-pricing or re-issuing of stock options.

The vast majority of stock options were granted to our eligible employees, including our NEOs, during the annual award process. Typically, the Compensation Committee sets the grant date for the annual award of stock options approximately three weeks before our first fiscal quarter earnings release date, making the grants effective in mid-July. In addition to these annual equity awards, grants may be made to certain newly hired or promoted employees at the end of each fiscal quarter. Such awards were typically granted and priced as of the last business day for the fiscal quarter following the hiring or promotion of an employee, but may have also been granted on the date of a previously scheduled Compensation Committee meeting.

As previously noted, while stock options were awarded in Fiscal 2015 and in prior years, the Compensation Committee determined that awards of stock options would not be made as part of annual equity awards in Fiscal 2016 to the Company’s NEOs, Board of Directors or eligible employees.

Restricted Performance Share Units (RPSUs)

For Fiscal 2015, we granted two types of RPSUs to our NEOs: Cliff RPSUs and Cliff RPSUs with Total Shareholder Return (“TSR”) Modifier, both of which provide the recipient with the opportunity to receive shares of our Class A Common Stock based on our achievement of performance goals over a specified period. The achievement of our performance goals is subject to adjustment to exclude the effect of certain unbudgeted events and transactions, as permitted under the 2010 Stock Incentive Plan, in accordance with the rules established by the Compensation Committee at the beginning of each fiscal year.

The performance measures for each kind of RPSU were set by the Compensation Committee at the time of grant and may include one or more of the following factors:

•	net earnings or net income (before or after taxes);
•	basic or diluted earnings per share;
•	net operating profit;
•	net revenue or net revenue growth;
•	gross profit or gross profit growth; or
•	return on assets.

Cliff RPSUs. Cliff RPSUs granted in Fiscal 2015 will vest based on our cumulative net earnings over a three-year performance period. The Compensation Committee believes that cumulative net earnings was an appropriate performance measure since it is a comprehensive measure that assessed our overall performance over a significant period of time, including the effects of our strategic and capital plans, and is aligned with measures often used by the investment community. However, following collaboration with its independent compensation advisors and after review and analysis of proxy advisor and shareholder feedback, the Compensation Committee chose Earnings Per Share as the performance measure applicable for performance-based equity award grants to be made in Fiscal 2016. This metric also aligns with the creation of shareholder value and differs from the metric used for the short term cash incentive award.

The Cliff RPSU grant provides for a target number of shares that will vest and be paid out subject to achievement of pre-established financial goals. The performance and payout levels are summarized as follows:

Performance level	% of Goal Achieved	% of Target Cliff RPSUs Vested

Threshold Target Maximum	70% 100% 110%	75% 100% 150%

No payout is earned for performance below Threshold. Vesting is interpolated for performance between 70% and 100% of Target, and for performance between 100% and 110% of Target.

The Compensation Committee believes the payout percentages provide an appropriate balance between the performance levels required relative to the level of payout, based on targets that require significant effort for achievement over a multi-year period. Once an award is granted in any fiscal year, the pre-established performance measures, performance goals, vesting schedule or payout schedule cannot be modified for that grant, unless otherwise approved by the Compensation Committee, during the applicable performance term.

In June 2015, Cliff RPSU awards that were granted in Fiscal 2013 vested based upon our achievement of pre-established financial goals for the three-year performance period (Fiscal 2013-2015). Our cumulative net earnings performance target for this three-year fiscal period from Fiscal 2013 through Fiscal 2015 was approximately $2,428.7 million. The target for the Fiscal 2013 Cliff RPSUs was based on the three-year plan established during the fall of 2011, as our Fiscal 2013 began on April 1, 2012. In establishing the targets for the Fiscal 2013 Cliff RPSUs, we required ongoing performance improvement based on the three-year plan. The Compensation Committee established the Fiscal 2013 Cliff RPSU financial targets for the three-year performance period to require a higher level of performance relative to Fiscal 2012’s strong results and taking into consideration various other factors, including additional investment costs for new product development, increasing global digital presence, and international repositioning of stores. Actual performance for the three-year period was approximately $2,308.9 million, or approximately 95% of target, after giving effect to various adjustments approved by the Compensation Committee in accordance with the terms of the awards. Based on this performance, the Cliff RPSUs that vested in June 2015 were paid out at 95% of target.

Cliff RPSUs with TSR Modifier. Cliff RPSUs with TSR Modifier granted in Fiscal 2015 will vest based on the same cumulative net earnings goal over three fiscal years, in accordance with the vesting percentages described above for Cliff RPSUs, and include a performance modifier based on TSR. As noted above, the Compensation Committee believes that cumulative net earnings was an appropriate performance measure since it is a comprehensive measure that assesses our overall performance over a significant period of time, including the effects of our strategic and capital plans, and is aligned with measures often used by the investment community.

The TSR Modifier is based on relative TSR that compares our TSR (which measures the performance of our stock price and dividends) to the TSR generated by the S&P 500 during the applicable three-year performance period. At the end of the performance period, the Compensation Committee will adjust the final Cliff RPSU with TSR Modifier award by the amount of the TSR Modifier as set forth below:

Relative TSR Performance Range	TSR Adjustment
>80th Percentile	125%
>60th but <80th Percentile	112.5%
>40th but <60th Percentile	100%
>30th but <40th Percentile	87.5%
< 30th Percentile	75%

There shall be no interpolation for performance between identified Relative TSR performance ranges.

The actual three-year TSR performance related to Fiscal 2013 Cliff RPSUs with TSR Modifier was below the 30th percentile. This percentile ranking resulted in a payout multiplier of 75% of the Fiscal 2013 Cliff RPSU award payout. Based on this payout multiplier, the Cliff RPSUs with TSR Modifier were paid out at 71.25% of target.

While Cliff RPSUs with TSR Modifier were awarded in Fiscal 2015 and in prior years, the Compensation Committee determined that awards of Cliff RPSUs with TSR Modifier would not be made as part of annual equity awards in Fiscal 2016 to the Company’s NEOs or other eligible employees.

Restricted Stock Units (RSUs) and Performance-based RSUs

For NEOs, in limited situations such as in connection with new hires and critical retention needs, we will grant time-based vesting RSUs, such as we did for Ms. Hermann in Fiscal 2015. Ms. Hermann’s one-time time-based vesting award is discussed in the “Executive Employment Agreement” section below. Beginning in Fiscal 2016, for the NEOs other than Mr. Lauren, we will grant RSUs with a performance threshold for the first fiscal year of the three year vesting period (“Performance-based RSUs”). These Performance-based RSUs do not provide for payouts above or below the target shares awarded. If the performance goal for the first fiscal year is not achieved, all three tranches of the Performance-based RSUs will be forfeited. Details of these awards will be disclosed in our proxy statement for Fiscal 2016.

Fiscal 2015 Long-Term Equity-Based Incentive Awards to NEOs

The Compensation Committee establishes guidelines annually for determining long-term equity-based incentive grants to certain of our employees under the 2010 Stock Incentive Plan. These guidelines generally provide that the type of awards and the number of shares to be granted to employees are based on their position levels within our Company. In Fiscal 2015, the NEOs received long-term equity-based incentive awards as provided under their respective employment agreements.

In Fiscal 2015, each of our NEOs received an annual long-term equity award consisting of stock options, Cliff RPSUs and Cliff RPSUs with TSR Modifier. In addition, pursuant to her employment agreement, Ms. Hermann received time-based RSUs.

In Fiscal 2015, each of our NEOs received the following long-term equity grants:

Name	Stock Options[1]	Cliff RPSUs[2]	Cliff RPSUs with TSR Modifier[2]	RSUs
Ralph Lauren Chairman and CEO	79,629	28,884	28,884	—

Jackwyn L. Nemerov President and COO	82,170	18,568	18,568	—

Christopher H. Peterson Executive Vice President, CAO and CFO	16,434	3,714	3,714	—

Valérie Hermann[3] President of Ralph Lauren Luxury Collections	9,129	2,108	2,108	12,648

Mitchell A. Kosh Executive Vice President, Human Resources	6,390	1,444	1,444	—

Roger N. Farah[4] Former Executive Vice Chairman	n/a	8,253	8,253	—

(1)

The stock options granted to each of our NEOs have a term of seven years. All options vest ratably on the first three anniversaries of the date of grant. In fiscal 2015, stock options were granted on July 14, 2014.

(2)

With the exception of Ms. Hermann, Cliff RPSUs and Cliff RPSUs with TSR Modifier were granted on April 1, 2014. For Ms. Hermann, her Cliff RPSUs and Cliff RPSUs with TSR Modifier were granted on April 7, 2014, her employment start date.

(3)	Pursuant to Ms. Hermann’s employment agreement, RSUs granted in Fiscal 2015 to Ms. Hermann vest in three equal annual installments on the anniversary date of the grant in 2015, 2016, and 2017.

(4)

Effective May 31, 2014, Mr. Farah resigned from our Company as Executive Vice Chairman and therefore did not receive any awards of stock options in Fiscal 2015 because stock options were not awarded until July  14, 2014.

Stock Ownership Guidelines

Our Board and Compensation Committee believe it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at-risk over a long-term period.

Fiscal 2015 Guidelines

In June 2010, the Compensation Committee established stock ownership guidelines for our non-employee directors, our NEOs and select other members of our senior management group to further link the interests of these individuals with those of our stockholders.

The guidelines provided that non-employee directors and such employees who were covered by the guidelines at the time of implementation must attain ownership of a specific number of shares by June 30, 2015, which is five years from the implementation of the guidelines.

Non-employee directors who become members of the Board, and employees who join us or otherwise become subject to the guidelines after implementation of the guidelines, had five years from June 30th in the year following the date they joined us to attain the requisite numbers of shares specified in the guidelines. These shares must be held by such employees until they leave us or until they are no longer covered by the guidelines, as the case may be. Directors must hold the shares until they no longer serve as a member of our Board. The guidelines for executives and other senior members of management were based on competitive multiples of salary converted to fixed numbers of shares based on the 200-day average stock price. For these employees, the guidelines were based on fixed share targets that vary depending on such employee’s position and level within our company. Further details on the guidelines for non-employee directors are provided in the “Director Compensation” section. If an employee who was subject to the guidelines or a director did not meet his or her ownership requirement within the applicable five-year period, such executive or director was not permitted to dispose of any shares acquired upon the exercise of stock options or upon the vesting of RPSUs, RSUs or restricted stock, as the case may be, until he or she satisfied the requirements of the guidelines.

As of the end of Fiscal 2015, the following stock ownership targets were in effect for our NEOs:

Name [1]	Share Ownership Target
Ralph Lauren, Chairman and CEO	80,000 shares
Jackwyn L. Nemerov, President and COO	40,000 shares
Christopher H. Peterson, Executive Vice President, CAO and CFO	18,000 shares
Valérie Hermann, President of Ralph Lauren Luxury Collections	15,000 shares
Mitchell A. Kosh, Executive Vice President, Human Resources	18,000 shares
Roger N. Farah, Former Executive Vice Chairman[2]	N/A

(1)

Mr. Lauren and Mr. Kosh have until June 30, 2015 to fulfill their ownership guidelines. Ms. Nemerov has until June 30, 2015 to meet her original 35,000-share target and until June 30, 2019 to meet her additional 5,000 share target which was adjusted in light of her expanded role in 2013. Mr. Peterson has until June 30, 2018 to meet his original 15,000-share target since he joined the Company in 2012 and until June 30, 2019 to meet his additional 3,000-share target which was adjusted in light of his expanded role in 2013. In light of her 2014 employment start date, Ms. Hermann has until June 30, 2019 to fulfill her ownership guidelines.

(2)	Effective May 31, 2014, Mr. Farah resigned from our Company as Executive Vice Chairman. As a result, he is no longer subject to our stock ownership guidelines.

Shares directly or beneficially owned by an employee subject to the guidelines count toward the achievement of ownership guidelines, including certain shares underlying vested RSUs that may not be distributed to Mr. Lauren until his employment is terminated.

Fiscal 2016 Guidelines

In June 2015, the Compensation Committee approved changes to our stock ownership guidelines to better align with the competitive practice of focusing on the value of shares owned. The philosophy for the Company’s stock ownership guidelines remains unchanged and continues to apply to our non-employee directors, our NEOs and select other members of senior management. Effective June 2015, we modified our stock ownership guidelines that apply to our NEOs and certain members of senior management as follows:

•

The application of a multiple of salary approach will be used to establish stock ownership targets. The target for Mr. Lauren will be set at six times his annual base salary. The target for the other executive officers will be set at two times each of their respective annual base salary.

•

The five-year threshold for achievement will be replaced with a hold-and-retain requirement of 50% of net shares earned from stock award vestings and stock option exercises until the ownership target is met.

•	Unvested time-based RSUs and performance-based RSUs with a one year performance target will also count toward the achievement of ownership targets under our stock ownership guidelines.
•

As of June 10, 2015, all NEOs exceeded their Fiscal 2016 stock ownership target. See the “Security Ownership of Certain Beneficial Owners and Management” section for details regarding the stock ownership of our NEOs.

See the “Director Compensation” section for details regarding the stock ownership guidelines applicable to our non-employee directors.

All Other Compensation

Employee Benefits. We provide a number of benefit plans to all eligible employees, including our NEOs. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short and long-term disability coverage and a 401(k) plan. Our NEOs are also eligible for financial counseling and an annual car allowance (except for those NEOs who receive the use of an automobile and driver as provided below), and in the case of Mr. Lauren, Ms. Nemerov, Mr. Kosh, and Mr. Farah (prior to his resignation), an annual executive physical.

Other Benefits. We provide our NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation programs. We believe that these benefits generally allow our executives to work more efficiently, promote our brand and are legitimate business expenses. The costs of these benefits constitute only a small percentage of each NEO’s total compensation. We provide the use of an automobile and driver to Mr. Lauren and to Ms. Nemerov. In addition, pursuant to his employment agreement and for security purposes, Mr. Lauren is required to use private aircraft for any travel and is reimbursed for the expense of such business travel. Furthermore, under Mr. Lauren’s current employment agreement, we will reimburse him up to a maximum aggregate amount of $200,000 for any expense incurred as a result of his use of his private aircraft, or other acceptable private aircraft, for personal travel. Under their respective employment agreements, and for security purposes, Ms. Nemerov may use the Company’s aircraft for any travel and, prior to his resignation, Mr. Farah was required to use the Company’s aircraft or other private aircraft for any travel. Our other NEOs are permitted to use our aircraft for personal travel on a limited basis. We also provide a merchandise discount on most of our products to all of our employees, including our NEOs. See the “All Other Compensation” column of the “Summary Compensation Table” and related footnotes for a discussion of all perquisites and other personal benefits provided to our NEOs.

Deferred Compensation. We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain of our employees, generally for those who had a title of Vice President and above when they were admitted to such plan. In October 2004, we ceased admitting new participants under the SERP. During Fiscal 2009, we suspended annual contributions to the SERP, and participants were allowed to withdraw their balances early in the fiscal year ending April 3, 2010 if they no longer wished to remain a participant in the SERP. Participants who remain in the SERP continue to receive interest on SERP balances based on the mid-term Applicable Federal Rate. All participants in the SERP are 100% vested. Mr. Kosh is the only NEO who remains a participant.

In addition, Mr. Farah was entitled to receive deferred compensation pursuant to the provisions of his employment agreement. His deferred compensation balance was paid to him in Fiscal 2015. See the “Nonqualified Deferred Compensation” table for a detailed description of these arrangements.

Related Considerations

Certain Tax Matters. Although Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to “covered employees” (which are defined as our NEOs, other than the CFO), qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In assessing compensation proposals with respect to our NEOs, the Compensation Committee considers, among other things, the tax deductibility of such compensation, but reserves the right in all events to compensate our NEOs in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some or all portions of the compensation paid to an NEO whose compensation is subject to the deduction limits described above may not be deductible by us.

Our EOAIP, 1997 Stock Incentive Plan and 2010 Stock Incentive Plan are designed to permit the deductibility of awards payable to our NEOs for federal income tax purposes even if the compensation paid to any such officer exceeds $1,000,000. However, a portion of Mr. Lauren’s annual base salary will not be deductible since it exceeds $1,000,000. In addition, the compensation attributable to the Cliff RPSUs awarded to Mr. Lauren which vested during Fiscal 2015, and the time-based RSUs and cash sign-on bonus that Ms. Hermann received upon her hire, will not be deductible because such awards are not considered performance-based compensation for purposes of Section 162(m). See “Executive Employment Agreements.”

Accounting Matters. Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation Committee considers in determining the amount, form, and design of each pay component for our executives.

Adjustment or Recovery of Awards. The EOAIP includes a formal policy regarding the recovery of awards granted under the EOAIP in connection with a restatement of our financial statements. Under this policy, if, as a result of a NEO’s intentional misconduct or gross negligence, we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may, in its reasonable discretion, require such executive to promptly reimburse us for the amount of any payment previously received by the executive pursuant to the EOAIP that was earned or accrued during the twelve (12) month period following the earlier of the first public issuance or filing with the SEC of any financial document embodying such financial reporting requirement that required such accounting restatement.

We have also adopted this policy with regard to awards granted to our NEOs under the 1997 Stock Incentive Plan and the 2010 Stock Incentive Plan. We have not experienced any situations or occasions that could have resulted in a recovery of an award or payment under such policy. If we do experience a situation or occasion that could result in such a recovery in the future, the Compensation Committee would assess the circumstances relating to the potential recovery and take such legally permissible actions as it believes to be appropriate in its discretion at such time. We may also seek repayment in our sole and absolute discretion, or, if applicable, in the reasonable discretion of the Compensation Committee, of bonus payments or awards provided to executives based upon the occurrence of various events including, but not limited to, termination of employment for cause, a material violation of our material written policies, a breach of a fiduciary duty or duty of loyalty to us, or a breach of any restrictive covenants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with management and with the other members of the Board. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the CD&A be included in our Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Joel L. Fleishman (Chair)

Frank A. Bennack, Jr.

Hubert Joly

EXECUTIVE COMPENSATION MATTERS

Summary Compensation Table

The following table sets forth a summary of all compensation awarded or paid to or earned by our NEOs who were employed by us as of the end of Fiscal 2015, for Fiscal 2015, Fiscal 2014 and Fiscal 2013.

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total[8] ($)
Ralph Lauren	2015	1,750,000	-	9,701,760	4,576,836	7,657,895	-	271,086	23,957,577
Chairman & CEO	2014	1,750,000	-	9,440,416	4,977,166	8,107,759	-	262,595	24,537,936
	2013	1,632,692	-	8,963,573	4,511,278	10,775,229	-	274,406	26,157,178

Jackwyn L. Nemerov	2015	1,000,000	-	6,028,588	2,928,531	2,550,000	-	123,447	12,630,566
President & COO	2014	940,769	-	5,897,707	3,069,526	2,271,500	-	140,829	12,320,331
	2013	900,000	-	6,905,678	1,247,671	2,593,800	-	145,136	11,792,285

Christopher H. Peterson	2015	900,000	-	1,205,847	585,706	1,530,000	-	53,979	4,275,532
EVP, CAO & CFO	2014	840,769	-	1,179,306	618,628	1,435,500	-	251,871	4,326,074
	2013	415,385	50,000	1,373,537	915,393	1,104,484	-	243,835	4,102,634

Valérie Hermann President, RL Luxury Collections	2015	882,692	2,000,000	2,584,042	325,357	1,147,500	-	28,000	6,967,591

Mitchell A. Kosh	2015	850,000	-	468,833	227,739	541,875	-	48,036	2,136,483
EVP, Human Resources	2014	803,846	-	2,002,640	245,219	495,000	-	46,012	3,592,717
	2013	744,231	-	393,667	204,108	712,800	-	65,787	2,120,593

Roger N. Farah	2015	77,885	-	2,679,553	-	-	-	31,070	2,788,508
Former Executive Vice	2014	716,538	-	5,237,433	2,803,132	4,702,500	-	333,128	13,792,731
Chairman	2013	900,000	-	4,958,849	2,893,286	8,646,000	-	442,653	17,840,788

(1)

The amounts reported in this column represent base salaries paid to each of the NEOs for the applicable fiscal year as provided for in each of their respective employment agreements. See “Executive Employment Agreements.”

(2)

With the exceptions of Ms. Hermann and Mr. Peterson who received a $2,000,000 and a $50,000 one-time sign-on bonus, respectively, in connection with their initial hire in Fiscal 2015 and Fiscal 2013, respectively, the NEOs did not receive any discretionary bonuses, sign-on bonuses, or other annual bonus payments that are not contingent on the achievement of stipulated performance goals. Cash bonus payments that are contingent on achieving pre-established and communicated goals, including payments under the EOAIP, appear in the column titled, “Non-Equity Incentive Plan Compensation.”

(3)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair market value, assuming no risk of forfeiture, of RSU and RPSU (Cliff RPSU and Cliff RPSU with TSR Modifier) awards granted during Fiscal 2015, Fiscal 2014 and Fiscal 2013, calculated in accordance with Accounting Standards Codification Topic 718, “Stock Compensation” (“ASC 718”). For Cliff RPSU awards that include a market condition in the form of a TSR Modifier, a Monte Carlo simulation model is used to estimate the award’s fair market value on the date of grant. We determine the fair market value of RSU awards and RPSU awards (without a TSR Modifier) using the average of the high and low stock prices on the NYSE of our Class A Common Stock on the date of grant, as adjusted to reflect the absence of dividends for those awards that are not entitled to dividend equivalents. For RPSUs, the amounts shown in the table reflect the aggregate grant date fair market value at the Target achievement level of performance.

If Performance were assumed to be achieved at the Maximum level for Cliff RPSUs and Cliff RPSUs with TSR Modifier, the aggregate grant date fair market value would increase as follows:

	Fiscal 2015		Fiscal 2014		Fiscal 2013
	Cliff RPSUs	Cliff RPSUs with TSR Modifier	Cliff RPSUs	Cliff RPSUs with TSR Modifier	Cliff RPSUs	Cliff RPSUs with TSR Modifier
Ralph Lauren	$2,344,731	$4,385,761	$2,317,893	$4,204,052	$2,260,816	$3,886,698
Jackwyn L. Nemerov	$1,458,069	$2,723,394	$1,480,047	$2,570,412	$538,281	$929,212
Christopher H. Peterson	$291,645	$544,737	$294,226	$516,998	N/A	N/A
Valérie Hermann [a]	$159,494	$288,095	N/A	N/A	N/A	N/A
Mitchell A. Kosh	$113,391	$211,793	$112,594	$203,912	$99,089	$171,053
Roger N. Farah	$648,074	$1,210,479	$1,286,914	$2,330,653	$1,248,179	$2,154,680

a Ms. Hermann received her initial equity award in the form of Cliff RPSUs, Cliff RPSUs with TSR Modifier, and RSUs on her date of hire, April 7, 2014. Her Fiscal 2015 stock award of RSUs can only be paid out at Target.

(4)

The stock-based compensation amounts shown reflect the aggregate grant date fair market value, assuming no risk of forfeiture, of stock option awards granted during Fiscal 2015, Fiscal 2014 and Fiscal 2013 calculated in accordance with ASC 718. We use the Black-Scholes option pricing model to estimate the fair market value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 20 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for Fiscal 2015.

(5)	The amounts reported in this column represent payments made under the EOAIP in June for performance during Fiscal 2015, following the end of the fiscal year to which the payments relate.

(6)	The NEOs did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified. See “Non-Qualified Deferred Compensation.”

(7)

The amounts reported in this column represent the aggregate dollar amount for each NEO of all other compensation for the year, including perquisites and other personal benefits. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for an NEO if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual.

In Fiscal 2015, Mr. Lauren received perquisites and other personal benefits, including personal use of an automobile and driver ($69,582), enhanced amount of business travel accident coverage, security personal use of the Company’s aircraft and reimbursement for personal travel on private aircraft ($200,000). In Fiscal 2015, Ms. Nemerov received perquisites and other personal benefits, including personal use of an automobile and driver ($30,716), personal use of the Company’s aircraft ($62,718), and financial planning services. In Fiscal 2015, Mr. Peterson received perquisites and other personal benefits including expenses related to his relocation and tax gross-up related to these expenses, an automobile allowance, personal use of the Company’s aircraft, and financial planning services. In Fiscal 2015, Ms. Hermann received perquisites and other personal benefits including an automobile allowance and legal services. In Fiscal 2015, Mr. Kosh received perquisites and other personal benefits including an automobile allowance and financial planning services. In Fiscal 2015, Mr. Farah received perquisites and other personal benefits including contributions to a non-qualified deferred compensation arrangement and financial planning services. In addition to the perquisites and other benefits described above, our NEOs receive a merchandise discount on most of our products which is also provided to all of our employees. In addition, Ms. Nemerov and Mr. Kosh participate in an executive long-term disability insurance plan, for which the Company incurs no incremental cost. The calculation of incremental cost to the Company for any executive’s personal use of the Company’s aircraft includes the variable costs incurred by the Company as a result thereof consisting of a portion of aircraft fuel, any flight-related fees and any travel expenses for the flight crew.

(8)	The amounts reported in this column are the sum of columns 1 through 7 for each of the NEOs. All compensation amounts reported in this column include amounts paid and amounts deferred.

Grants of Plan-Based Awards Table

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the NEOs in Fiscal 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards[5] ($/Sh)	Closing Price on Date of Grant	Grant Date Fair Market Value of Stock and Option Awards
		Threshold[1] ($)		Target[1] ($)	Maximum[1] ($)	Threshold[2] (#)	Target[2] (#)	Maximum[2] (#)
Ralph Lauren			$4,500,000	$9,000,000	$13,500,000
	07/14/2014									79,629	$159.6800	$159.460	$4,576,836
	04/01/2014	[6]				21,663	28,884	43,326					$4,689,462
	04/01/2014	[7]				16,247	28,884	54,158					$5,012,298
Jackwyn L.			$1,500,000	$3,000,000	$4,500,000
Nemerov	07/14/2014									82,170	$159.6800	$159.460	$2,928,531
	04/01/2014	[6]				13,926	18,568	27,852					$2,916,138
	04/01/2014	[7]				10,445	18,568	34,815					$3,112,450
Christopher H.			$900,000	$1,800,000	$2,700,000
Peterson	07/14/2014									16,434	$159.6800	$159.460	$585,706
	04/01/2014	[6]				2,786	3,714	5,571					$583,290
	04/01/2014	[7]				2,089	3,714	6,964					$622,557
Valérie Hermann			$675,000	$1,350,000	$2,700,000
	07/14/2014									9,129	$159.6800	$159.460	$325,357
	04/07/2014	[6]				1,581	2,108	3,162					$318,988
	04/07/2014	[7]				1,186	2,108	3,953					$329,252
	04/07/2014								12,648				$1,935,802
Mitchell A. Kosh			$318,750	$637,500	$1,275,000
	07/14/2014									6,390	$159.6800	$159.460	$227,739
	04/01/2014	[6]				1,083	1,444	2,166					$226,783
	04/01/2014	[7]				812	1,444	2,708					$242,050
Roger N. Farah			$1,500,000	$3,000,000	$4,500,000
	04/01/2014	[6]				6,190	8,253	12,380					$1,296,149
	04/01/2014	[7]				4,642	8,253	15,474					$1,383,404

(1)

Represents grants of cash incentive awards under our EOAIP. See “Compensation Discussion and Analysis - Key Components of Executive Compensation -Annual Cash Incentive Awards” for a description of the material terms of these awards. Mr. Farah was not eligible for a payout under the EOAIP due to his separation of employment from the Company prior to the end of Fiscal 2015.

(2)

Represents the number of RPSUs, including Cliff RPSUs and Cliff RPSUs with a TSR Modifier that were granted in Fiscal 2015 under our 2010 Stock Incentive Plan. See “Compensation Discussion and Analysis - Key Components of Executive Compensation—Long-Term Equity-Based Incentives” for a description of the material terms of these awards. On May 31, 2014, in connection with Mr. Farah’s termination, 7,794 Cliff RPSUs and 7,794 Cliff RPSUs with TSR Modifier were forfeited.

(3)

Represents RSUs granted in Fiscal 2015 pursuant to Ms. Hermann’s employment agreement. See “Compensation Discussion and Analysis - Key Components of Executive Compensation—Long-Term Equity-Based Incentives” and “Executive Employment Agreements” for a description of the material terms of these awards.

(4)

Represents the number of stock options granted in Fiscal 2015 under our 2010 Stock Incentive Plan. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date.

(5)

Represents the exercise price for the stock options granted, which was based on the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our Class A Common Stock on the grant date.

(6)	Represents the Cliff RPSU grant.

(7)	Represents the Cliff RPSU with a TSR Modifier grant.

Executive Employment Agreements

Ralph Lauren’s Employment Agreement. During Fiscal 2015, Ralph Lauren was employed as our Chairman of the Board and CEO pursuant to an amended and restated employment agreement dated June 26, 2012 (the “Lauren Employment Agreement”). In Fiscal 2016 and effective March 29, 2015, we entered into Amendment No. 1 to the Lauren Employment Agreement (the “Lauren Amendment”). The key terms of the Lauren Employment Agreement in effect during Fiscal 2015, and the key terms of that agreement after the Lauren Amendment became effective, are indicated below. Unless otherwise noted by changes made pursuant to the Lauren Amendment, the key terms of the Lauren Employment Agreement remain in effect:

•	Term: The Lauren Employment Agreement provides for his employment through April 1, 2017, the last day of our Fiscal 2017.

•	Salary: He is entitled to an annual base salary of not less than $1.75 million.

•

Bonus: Prior to the Lauren Amendment’s effective date, Mr. Lauren’s target bonus was in the amount of $9 million for each of the fiscal years during the term of his agreement. The maximum bonus provided for under his agreement in any fiscal year prior to that date was 150% of that fiscal year’s target bonus. The Lauren Amendment reduced the value of Mr. Lauren’s target bonus to $6 million and set the maximum value of that award at 200% of target.

•

Equity Awards: Prior to the Lauren Amendment’s effective date, Mr. Lauren received an annual stock award grant with an aggregate target grant date fair market value of $14 million for each fiscal year during the term of the agreement. One-third of each such annual stock award consisted of stock options to purchase shares of our Class A Common Stock. The options have an exercise term of seven years and vest ratably on the first three anniversaries of the date of grant, subject to accelerated vesting upon the termination of Mr. Lauren’s employment in certain circumstances as discussed below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren.” The exercise price for any such options issued to Mr. Lauren are equal to the fair market value of the Common Stock as of the date of any options grant.

The remaining two-thirds of such annual stock awards consisted of Cliff RPSUs. Each grant of Cliff RPSUs vests at the end of a three-year performance period, subject to Mr. Lauren’s continued employment with us and our achievement of our performance goals (except in certain circumstances subject to accelerated vesting upon the termination of his employment as discussed below in “Potential Payments Upon Termination or Change in Control—Ralph Lauren”). With respect to one half of each annual grant of Cliff RPSUs, three levels of achievement are used to determine vesting: Threshold, Target and Maximum. The Threshold level, which is 70% of the financial goal, must be achieved in order for any Cliff RPSUs to vest and be provided to him at the end of the applicable vesting period. If performance is at the Threshold level, 75% of Mr. Lauren’s target shares plus accrued dividends will vest and be paid out. If performance is at the Target level, which is 100% of the financial goal, then his target shares plus accrued dividends will vest and be paid out. If performance is at the Maximum level, which is 110% or more of the financial goal, then 150% of the target shares plus accrued dividends will vest and be paid out. Vesting with respect to his Cliff RPSUs shall be interpolated for performance between 70% and 110% of target goal(s) and none of his Cliff RPSUs shall vest for performance below threshold goal(s). The other half of each annual grant of Cliff RPSUs shall also vest pursuant to those same performance thresholds and vesting and payout percentages, but shall also be subject to an additional relative performance metric – a total shareholder return modifier (“Cliff RPSUs with TSR Modifier”). The TSR Modifier is based on relative TSR, which measures the performance of our stock price and dividends, as compared to the TSR generated by the S&P 500 during the applicable three-year performance period. At the end of each performance period, the Compensation Committee will adjust the final Cliff RPSU with TSR Modifier award by the amount of the TSR Modifier as set forth below:

Relative TSR Performance Range	TSR Adjustment
≥80th Percentile	125%
≥60th but <80th Percentile	112.5%
≥40th but <60th Percentile	100%
≥30th but <40th Percentile	87.5%
<30th Percentile	75%

There shall be no interpolation for performance between identified relative TSR performance levels. Mr. Lauren’s Cliff RPSUs are eligible to receive dividend equivalents that are converted into additional Cliff RPSUs.

The Lauren Amendment reduced the value of Mr. Lauren’s annual equity award to an aggregate target grant date fair market value of $11 million for each remaining fiscal year during the term of the agreement. The Lauren Amendment also replaced the stock options and Cliff RPSUs described above with performance share units (“PSUs”), which will make up 100% of future awards and will have the same performance-based vesting criteria as the Cliff RPSUs, as described above (with no TSR Modifier), except that for the Company’s Fiscal 2016, the performance metric will be cumulative earnings per share for the three-year performance period, and in subsequent fiscal years will be determined by the Compensation Committee.

•

Other Benefits: Under the Lauren Employment Agreement, Mr. Lauren is required for security purposes to use his or other acceptable private aircraft for any travel. In addition to being entitled to reimbursement for any aircraft travel expenses he incurs which were business-related, he is also entitled to reimbursement for any personal aircraft travel expenses which he incurs, without any tax gross-up, up to a maximum aggregate amount of $200,000 per fiscal year. Mr. Lauren is also provided with a car and driver paid by us, and is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers.

•

Non-compete: Under Mr. Lauren’s agreement, he is prohibited from competing with us anywhere in the world during the term of his employment and for a period of two years after the termination of his employment for any reason.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Lauren under the Lauren Employment Agreement.

Jackwyn L. Nemerov’s Employment Agreement. Jackwyn Nemerov is employed as our President and Chief Operating Officer pursuant to an employment agreement effective as of November 1, 2013, as amended (the “Nemerov Employment Agreement”). The key terms of the Nemerov Employment Agreement are as follows:

•

Term: The Nemerov Employment Agreement provides for her employment through April 1, 2017, the last day of our Fiscal 2017, subject to automatic, successive one-year extensions thereafter unless either party gives at least 180 days’ prior notice that the term will not be extended.

•	Salary: Under the Nemerov Employment Agreement, she is entitled to an annual base salary of not less than $1,000,000.

•

Bonus: Under the Nemerov Employment Agreement, she is entitled to an annual incentive bonus opportunity ranging from 150% to 450% of her annual base salary, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of 300% of her annual base salary.

•

Equity Awards: Under the Nemerov Employment Agreement, she is eligible to receive annual equity awards under the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $9 million.

•

Other Benefits: Under the Nemerov Employment Agreement, she is entitled to be reimbursed for the cost of a car and driver and to participate in all other employee benefit plans that by their terms are applicable to her or that are provided to other of our similarly situated senior executives. In addition, for security purposes, she may use the Company aircraft for any travel.

•

Non-compete: Under the Nemerov Employment Agreement, if Ms. Nemerov’s employment terminates for any reason, she may not compete with us for one year after the termination of her employment. The terms of her non-compete survive expiration of the agreement.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Nemerov under her employment agreement.

Christopher H. Peterson’s Employment Agreement. During Fiscal 2015, under an employment agreement effective as of November 1, 2013, as amended (the “Former Peterson Employment Agreement”), Mr. Peterson was employed as our Executive Vice President, Chief Administrative Officer and Chief Financial Officer. In Fiscal 2016 and effective April 1, 2015, we entered into a new employment agreement with Mr. Peterson (the “New Peterson Employment Agreement”), which promoted him to the position of President, Global Brands. The key terms of the Former Peterson Employment Agreement in effect during Fiscal 2015, and the key terms of the New Peterson Employment Agreement, are indicated below:

•	Term: The New Peterson Employment Agreement provides for his employment through June 1, 2018.

•

Salary: Under the Former Peterson Employment Agreement, he was entitled to an annual base salary of not less than $900,000. Under the New Peterson Employment Agreement, he is entitled to an annual base salary of not less than $1,000,000.

•

Bonus: Under the Former Peterson Employment Agreement, he was entitled to an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of 200% of annual base salary. Under the New Peterson Employment Agreement, he is entitled to an annual incentive bonus opportunity ranging from 150% to 450% of his annual base salary, subject to the achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of 300% of his annual base salary.

•

Equity Awards: Pursuant to the Former Peterson Employment Agreement, Mr. Peterson was eligible to receive annual equity awards under the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $1.8 million. Pursuant to the New Peterson Employment Agreement, Mr. Peterson is eligible to receive annual equity awards under the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $4.5 million.

•

Other Benefits: Under both the Former Peterson Employment Agreement and the New Peterson Employment Agreement, he is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives a monthly car allowance of $1,500.

•

Non-compete: Under both the Former Peterson Employment Agreement and the New Peterson Employment Agreement, if his employment is terminated for cause or he resigns without good reason, in each case as defined in each respective agreement, he cannot compete with us for the remainder of his scheduled employment term or six months, whichever is greater, and if he is terminated without cause or resigns for good reason, he cannot compete with us for six months following termination. The terms of his non-compete survive expiration of the agreement.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Peterson under the Former Peterson Employment Agreement and the New Peterson Employment Agreement.

Valérie Hermann’s Employment Agreement. In Fiscal 2015, we entered into an employment agreement with Valérie Hermann, our President of Ralph Lauren Luxury Collections, effective as of April 7, 2014 (the “Hermann Employment Agreement”). The key terms of the Hermann Employment Agreement are as follows:

•	Term: The Hermann Employment Agreement provides for Ms. Hermann’s employment through June 30, 2017.

•	Salary: Under the Hermann Employment Agreement, she is entitled to an annual base salary of not less than $900,000.

•

Bonus: Under the Hermann Employment Agreement, she is entitled to an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of 150% of annual base salary and a maximum of 300% of annual base salary. In addition, during Fiscal 2015 she received a one-time cash sign-on bonus of $2,000,000.

•

Equity Awards: Under the Hermann Employment Agreement, Ms. Hermann is eligible to receive annual equity awards pursuant to the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $1,000,000. In addition, during Fiscal 2015 she received a one-time stock award with a value of approximately $2,000,000 granted in the form of time-based Restricted Stock Units vesting in three equal installments on the first, second and third anniversary date of the grant, subject to continued service to each vesting date.

•	Other Benefits: She is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives a monthly car allowance of $1,500.

•

Non-compete: If Ms. Hermann’s employment terminates before the end of the employment term for any reason other than death, termination by us without cause (as defined below in “Potential Payments Upon Termination or Change in Control—Valérie Hermann”) or voluntary termination by her for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Valérie Hermann”), she may not compete with us during the remainder of her scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Ms. Hermann under the Hermann Employment Agreement.

Mitchell A. Kosh’s Employment Agreement. During Fiscal 2015, Mr. Kosh was employed as our Executive Vice President of Human Resources under an employment agreement effective as of March 1, 2014 (the “Former Kosh Employment Agreement”). In Fiscal 2016 and effective April 1, 2015, we entered into a new employment agreement with Mr. Kosh (the “New Kosh Employment Agreement”), which promoted him to the position of Executive Vice President, Chief Administrative Officer. The key terms of the Former Kosh Employment Agreement in effect during Fiscal 2015, and the key terms of the New Kosh Employment Agreement, are indicated below:

•	Term: The New Kosh Employment Agreement provides for Mr. Kosh’s employment through June 1, 2018.

•

Salary: Under the Former Kosh Employment Agreement, he was entitled to an annual base salary of not less than $850,000. Under the New Kosh Employment Agreement, he is entitled to an annual base salary of not less than $900,000.

•

Bonus: Under the Former Kosh Employment Agreement, he was entitled to an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of 75% of annual base salary and a maximum of 150% of annual base salary. Under the New Kosh Employment Agreement, he is entitled to an annual incentive bonus opportunity under the terms of the EOAIP with a target bonus of 100% of annual base salary and a maximum of 200% of annual base salary.

•

Equity Awards: Under the Former Kosh Employment Agreement, Mr. Kosh was eligible to receive annual equity awards pursuant to the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $700,000. Under the New Kosh Employment Agreement, Mr. Kosh is eligible to receive annual equity awards pursuant to the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target value of $800,000.

•

Other Benefits: Under both the Former Kosh Employment Agreement and the New Kosh Employment Agreement, he is eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers, and receives a monthly car allowance of $1,500.

•

Non-compete: Under both the Former Kosh Employment Agreement and the New Kosh Employment Agreement, if Mr. Kosh’s employment terminates before the end of the employment term for any reason other than death, termination by us without cause (as defined below in “Potential Payments Upon Termination or Change in Control—Mitchell A. Kosh”) or voluntary termination by him for good reason (as defined below in “Potential Payments Upon Termination or Change in Control—Mitchell A. Kosh”), he may not compete with us during the remainder of his scheduled employment term.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Kosh under the Former Kosh Employment Agreement and the New Kosh Employment Agreement.

Roger N. Farah’s Employment Agreement. During part of Fiscal 2015, Roger Farah was employed as our Executive Vice Chairman pursuant to an employment agreement effective as of November 1, 2013, as amended (the “Farah Employment Agreement”), which provided that he would devote approximately fifty percent (50%) of his working time to us. Mr. Farah resigned effective May 31, 2014. The key terms of the Farah Employment Agreement, as amended, are indicated below.

•	Term: The Farah Employment Agreement had no fixed end date but could be terminated by either party at any time for any reason upon 30 days written notice.

•	Salary: Under the Farah Employment Agreement, Mr. Farah was entitled to an annual base salary of $450,000.

•

Bonus: Under the Farah Employment Agreement, Mr. Farah was eligible to receive an annual incentive bonus ranging from $1.5 million to $4.5 million, subject to our achievement of performance goals established by the Compensation Committee under the EOAIP, with a target bonus of $3 million.

•

Deferred Compensation: Mr. Farah received deferred compensation of $125,000 annually under the Farah Employment Agreement, which was credited on a monthly basis to a notional deferred compensation account on our books (which was originally established in 2003). On July 23, 2007, Mr. Farah became fully vested in the notional deferred compensation account. His deferred compensation balance as of December 31, 2004, was paid on June 9, 2014, which was the earliest practicable date after the employment termination date, and his remaining deferred compensation balance was paid to him in a cash lump sum on December 1, 2014, six months and one day after his employment termination date in order to comply with Section 409A of the Code. See “Non-Qualified Deferred Compensation.”

•

Options and RPSUs: Under the Farah Employment Agreement, Mr. Farah was eligible to receive annual equity awards under the terms of the Company’s 2010 Stock Incentive Plan with an aggregate target date fair market value of $4 million.

•

Other Benefits: Mr. Farah was eligible to participate in all employee benefit plans and arrangements made available to our senior executive officers. For security purposes, he used private aircraft for any travel.

•	Non-compete: The Farah Employment Agreement did not contain a non-compete although it did contain non-solicitation, non-disparagement, and confidentiality restrictive covenants.

See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable to Mr. Farah under his employment agreement.

Outstanding Equity Awards at Fiscal 2015 Year-End Table

The following table provides information concerning the unexercised stock options outstanding and unvested stock awards for each of our NEOs as of the end of Fiscal 2015.

			Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable[1]	Number of Securities Underlying Unexercised Options # Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Ralph Lauren	150,000	0	0	$43.035	06/15/2015
	150,000	0	0	$55.425	06/08/2016
	150,000	0	0	$100.560	07/16/2017
	100,000	0	0	$57.755	07/14/2015
	100,000	0	0	$54.145	07/16/2016
	100,000	0	0	$75.190	07/16/2017
	100,000	0	0	$134.530	07/15/2018
	57,816	28,908	0	$140.975	07/16/2019
	23,733	47,466	0	$181.935	07/15/2020
	0	79,629	0	$159.680	07/14/2021
						54,721	$7,180,490	75,118	$9,856,984
Jackwyn L. Nemerov	15,801	0	0	$134.530	07/15/2018
	15,990	7,995	0	$140.975	07/16/2019
	9,090	18,180	0	$181.935	07/15/2020
	15,706	31,412	0	$170.145	11/04/2020
	0	82,170	0	$159.680	07/14/2021
						46,391	$6,087,427	48,035	$6,303,153
Christopher H. Peterson	12,604	6,302	0	$150.170	09/28/2019
	2,635	5,270	0	$181.935	07/15/2020
	2,264	4,528	0	$170.145	11/04/2020
	0	16,434	0	$159.680	07/14/2021
						3,115	$408,750	9,587	$1,258,006
Valérie Hermann	9,129	0	0	$159.680	07/14/2021
						12,648	$1,659,671	2,767	$363,086
Mitchell A. Kosh	2,898	0	0	$134.530	07/15/2018
	2,944	1,472	0	$140.975	07/16/2019
	1,844	3,688	0	$181.935	07/15/2020
	6,390	0	0	$159.680	07/14/2021
						8,179	$1,073,248	3,706	$486,301
Roger N. Farah	0	18,540	0	$140.975	07/16/2016
	0	42,158	0	$181.935	05/31/2017
						30,471	$3,998,405	21,304	$2,795,511

(1)	This column represents the number of shares of Class A Common Stock underlying exercisable options that have not been exercised as of March 28, 2015.

(2)

This column represents the number of shares of Class A Common Stock underlying unexercisable options as of March 28, 2015. These options vest and become exercisable ratably in three equal annual installments beginning one year after the grant date, with the exception of those granted to Ms. Nemerov on November 4, 2014. These options vest one-third on the first anniversary of the grant date, and one-third on each of July 15, 2015 and July 15, 2016, (which are the second and third anniversaries of the date on which stock options were granted to other senior executives of the Company in Fiscal 2014).

(3)

This column includes the number of shares of Class A Common Stock represented by unvested RSUs subject to time-based vesting and RPSUs that have met performance requirements and are now subject to time-based vesting.

See “Executive Employment Agreements—Christopher H. Peterson’s Employment Agreement” and “Valérie Hermann’s Employment Agreement” for a description of the vesting dates of the applicable RSUs. Also includes Fiscal 2014 Pro-Rata RPSUs and Fiscal 2013 Cliff RPSUs and Fiscal 2013 Cliff RPSUs with TSR Modifier. The performance goal for Fiscal 2014 Pro-Rata RPSUs was achieved in the previous year. The applicable performance goals for Fiscal 2013 Cliff RPSUs and Cliff RPSUs with TSR Modifier were achieved as of March 28, 2015. Fiscal 2013 Cliff RPSUs are included at 95% of target reflecting actual performance achieved. Fiscal 2013 Cliff RPSUs with TSR Modifier are included at 71.25% of target reflecting actual performance achieved. Where applicable, shares have been rounded to whole numbers. See “Compensation Discussion and Analysis - Long-Term Equity-Based Incentives” for a description of the material terms of these awards.

The following shares vested and were earned June 1, 2015: Fiscal 2013 Cliff RPSUs, Fiscal 2013 Cliff RPSUs with TSR Modifier, and the second tranche of Fiscal 2014 Pro-Rata RPSUs, subject to continued service at that time for each eligible recipient thereof. The final tranche of Fiscal 2014 Pro-Rata RPSUs will vest after the end of fiscal 2016 on the date to be specified by the Compensation Committee, subject to continued service at that time with regard to each eligible recipient thereof. For Mr. Lauren, includes accumulated DEUs in respect of the foregoing awards applicable to him.

(4)

Calculated using the NYSE closing price of $131.22 per share of Class A Common Stock on March 27, 2015, the last business day of Fiscal 2015 on which the NYSE was open. Where applicable, shares have been rounded to whole numbers.

(5)

This column represents the number of shares of Class A Common Stock represented by unearned RPSUs. See “Executive Employment Agreements” and “Compensation Discussion and Analysis—Key Components of Executive Compensation—Long-Term Equity-Based Incentives—Restricted Performance Share Units” for a description of the material terms of these RPSUs. This column includes unearned Fiscal 2014 and Fiscal 2015 Cliff RPSUs which in accordance with SEC rules are included assuming threshold performance. Fiscal 2014 and Fiscal 2015 Cliff RPSUs with TSR Modifier are also included and calculated in accordance with SEC rules at threshold performance and at the minimum Relative TSR performance. For Mr. Lauren, includes accumulated DEUs in respect of the foregoing awards applicable to him. Where applicable, shares have been rounded to whole numbers.

Option Exercises and Stock Vested During Fiscal 2015 Table

The following table provides information concerning the exercises of stock options and vesting of stock awards during Fiscal 2015 on an aggregated basis for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Ralph Lauren [1]	0	$0	119,942	$18,425,509

Jackwyn L. Nemerov [2]	28,371	$2,220,170	58,405	$8,951,519

Christopher H. Peterson [3]	0	$0	3,115	$512,667

Valérie Hermann	0	$0	0	$0

Mitchell A. Kosh [4]	0	$0	7,172	$1,099,217

Roger N. Farah [5]	64,199	$906,020	257	$39,463

(1)

Mr. Lauren acquired 115,288 shares on June 2, 2014, with a market price of $153.265 and the table includes a cash payment of $110.02 in lieu of fractional shares representing 0.718 shares of Class A Common Stock. Market price is based upon the average of the high and the low stock prices on that day.

Mr. Lauren has outstanding vested RSUs whose underlying shares of Class A Common Stock will not be delivered until Mr. Lauren’s separation of service from the Company or if earlier, upon a change of control. These RSUs are eligible to receive dividend equivalents in the form of additional fully vested RSUs each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 1,225.02, 1,184.49, 1,165.41, and 1,079.02 were acquired respectively on April 11, 2014, July 11, 2014, October 10, 2014 and January 9, 2015. Market price (based on the average of the high and low stock prices on each day) was $153.58, $159.30, $162.36 and $175.85, respectively.

(2)

Ms. Nemerov exercised 28,371 stock options on June 13, 2014 with an exercise price of $75.19. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price.

Ms. Nemerov acquired 58,405 shares on June 2, 2014, with a market price of $153.265 and the table includes a cash payment of $76.63 in lieu of fractional shares representing 0.5 shares of Class A Common Stock. Market price is based upon the average of the high and the low stock prices on that day.

(3)	Mr. Peterson acquired 3,115 shares upon the vesting of his RSUs, with a market price of $164.58 on September 28, 2014.

(4)	Mr. Kosh acquired 7,172 shares on June 2, 2014, with a market price of $153.265. Market price is based upon the average of the high and the low stock prices on that day.

(5)

Mr. Farah exercised 24,580 stock options on May 12, 2014 with an exercise price of $134.53 and an expiration date of July 15, 2018. Mr. Farah exercised 18,540 stock options on August 25, 2014 with an exercise price of $140.975. Mr. Farah exercised 21,079 stock options on December 23, 2014 with an exercise price of $181.935. The value realized is calculated using the difference between the sale price per share of Class A Common Stock and the option exercise price. Mr. Farah had outstanding vested RSUs whose underlying shares of Class A Common Stock were not delivered until Mr. Farah’s separation of service from the Company. These RSUs were eligible to receive dividend equivalents in the form of additional fully vested RSUs each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 256.96 were acquired on April 11, 2014. Market price (based on the average of the high and low stock prices on April 11, 2014) was $153.575.

Non-Qualified Deferred Compensation Table

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of our NEOs. For a description of the material terms of the SERP, see “Compensation Discussion & Analysis—Components of Executive Compensation—Deferred Compensation.” For a description of the material terms of Mr. Farah’s deferred compensation, see “Executive Employment Agreements.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ralph Lauren	-	755,771	[1]	(11,219,907	) [2]	-	55,647,452	[3]

Jackwyn L. Nemerov	-	-		-		-	-

Christopher H. Peterson	-	-		-		-	-

Valérie Hermann	-	-		-		-	-

Mitchell A. Kosh	-	-		5,221	[4]	-	312,352

Roger N. Farah	-	60,296	[5]	(578,989	) [6]	(38,673,366) [7]	-

(1)

Represents the value of Mr. Lauren’s additional RSUs that are granted each time we pay an actual cash dividend on our outstanding shares. Additional RSUs of 1,225.02, 1,184.49, 1,165.41 and 1,079.02 were acquired respectively on April 11, 2014, July 11, 2014, October 10, 2014 and January 9, 2015. In each case, market price was based on the average of the high and low stock prices on each day.

(2)	The amount reflected for Mr. Lauren represents appreciation/(depreciation) accumulated on vested but not delivered RSUs.

(3)

Mr. Lauren’s RSUs are valued at $131.64 per share, the average of the high and the low stock prices as of March 27, 2015, the last business day of Fiscal 2015 on which there were sales of shares. Mr. Lauren’s RSUs have vested but may not be distributed to him until his employment is terminated.

(4)	Represents earnings paid for the SERP for Mr. Kosh effective April 1, 2015 for Fiscal 2015. Such earnings for Mr. Kosh were based upon 1.70%, the mid-term Applicable Federal Rate for April 2015.

(5)

Reflects contribution at an annual rate of $125,000 for the first two months of the fiscal year to Mr. Farah’s deferred compensation account pursuant to his employment agreement in effect for Fiscal 2015. These amounts have been reported in the “Summary Compensation Table.” Also reflects the value of Mr. Farah’s additional RSUs that were granted when we paid an actual cash dividend on our outstanding shares. Additional RSUs of 256.96 were acquired on April 11, 2014 valued at $153.575 which was the average of the high and low stock prices on that day.

(6)

Includes appreciation/(depreciation) accumulated on vested but not delivered RSUs and on investments in Mr. Farah’s special deferred compensation account. During Fiscal 2015, prior to the distribution of the account balance in connection with his separation, Mr. Farah’s special deferred compensation account pursuant to his employment agreement was deemed to be invested in the following Vanguard mutual funds, which had the following average annual rates of return as of March 27, 2015 as set forth below:

Name:	Average Annual 1 Yr. Return as of March 27, 2015:
Vanguard 500 Index Fund Admiral Shares	12.32%
Vanguard International Explorer Fund	0.17%
Vanguard International Growth Fund Admiral Shares	0.88%
Vanguard Mid-Cap Index Fund Admiral Shares	14.18%
Vanguard Small-Cap Index Fund Admiral Shares	8.75%
Vanguard Prime Money Market Fund	0.01%
iShares Core S&P 500	12.22%
iShares Core S&P Mid-Cap	10.93%
iShares Core S&P Small-Cap	7.72%
iShares Core EAFE Small-Cap	-2.26%

(7)

During Fiscal 2015, 87,952 RSUs that were originally granted on July 1, 2004 were cancelled on May 27, 2014 at a price per share of $153.575 in exchange for a credit to Mr. Farah’s deferred compensation account, pursuant to his employment agreement. The distribution shown represents the full distribution of Mr. Farah’s deferred compensation account which occurred on multiple dates throughout the year as follows: (1) on March 31, 2014, the underlying shares of Class A Common Stock related to Mr. Farah’s 33,518 RSUs which vested on March 30, 2013 and were delivered to him on March 31, 2014 at a price per share of $160.135, (2) on June 9, 2014, the balance of his deferred compensation account as of December 31, 2004 in the amount of $358,397, and (3) on December 1, 2014, the remaining balance of his deferred compensation account in the amount of $32,947,564.

Potential Payments Upon Termination or Change in Control

Ralph Lauren. Mr. Lauren’s potential payments upon termination or change in control as described in this section are based upon the Lauren Employment Agreement. Unless otherwise noted by changes made pursuant to the Lauren Amendment, the key terms of the Lauren Employment Agreement remain in effect.

Under the Lauren Employment Agreement, in the event of termination without cause or resignation for good reason, Mr. Lauren would be entitled to receive, within 30 days following the date of termination, a lump sum cash payment equal to the sum of: (i) two years’ base salary; (ii) any accrued but unpaid compensation as of the date of termination; and (iii) two times the average annual bonus paid to him for the two fiscal years immediately preceding the year of his termination of employment. In addition, Mr. Lauren would be entitled to receive a pro-rated portion of the bonus he would otherwise have received for the fiscal year in which his termination of employment occurred, payment of which would be made when bonuses are paid to our other executives. Any unvested stock options would continue to vest on their scheduled vesting dates, and any unvested RPSUs will vest based on actual performance over the applicable performance period as if Mr. Lauren had remained employed to the end of the performance period. Also, we will be obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and use of a car and driver during the two year severance period. Under the Lauren Amendment, unvested PSUs shall be treated the same as unvested RPSUs as set forth in this paragraph.

In the event that his employment terminates due to his death or disability, Mr. Lauren or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated bonus for the fiscal year of termination, and with respect to his unvested stock options and unvested RSUs, and unvested RPSUs, such awards shall vest immediately and, in the case of his unvested stock options, shall be exercisable until the earlier of three years from the date of termination or the expiration date of the option, and in the case of his unvested RSUs and unvested RPSUs, shall be payable in shares of Class A Common Stock no later than 30 days after the vesting date; provided that Mr. Lauren’s pro-rated bonus for the fiscal year of termination will be paid at the same time as bonuses are paid to our other executives and except that if termination is based on death and occurs in the last year of the performance period, the unvested RPSUs will vest and be paid out based on actual performance during the performance period. Under the Lauren Amendment, unvested PSUs shall be treated the same as unvested RPSUs as set forth in this paragraph.

If Mr. Lauren terminates his employment for any reason, other than for good reason, death or disability, or if we terminate his employment for cause (but not including a termination by reason of the Company’s non-renewal of the Lauren Employment Agreement (as described below)), then Mr. Lauren will only receive his base salary through the date of termination. In addition, under the Lauren Employment Agreement, if Mr. Lauren terminates his employment for any reason, other than for good reason, death or disability, any vested but unexercised stock options, unvested stock options, unvested RSUs, and unvested RPSUs held by him pursuant to his employment agreement shall be forfeited. Under the Lauren Amendment, unvested PSUs shall be treated the same as unvested RPSUs as set forth in this paragraph.

If Mr. Lauren’s employment terminates at the end of the term by reason of our failure to offer to extend the term or offer to enter into a new employment agreement on substantially the same terms as in the Lauren Employment Agreement, then he will be entitled to receive: (i) any accrued and unpaid compensation as of the date of termination; and (ii) his bonus for the fiscal year ending on the last day of the term. In addition, Mr. Lauren’s unvested and unexercised stock options and unvested RPSUs shall vest and/or become exercisable in the same manner as if he resigned for good reason or if we terminated his employment without cause. Under the Lauren Amendment, unvested PSUs shall be treated the same as unvested RPSUs as set forth in this paragraph.

Under the Lauren Employment Agreement, in the event that a change of control precedes the termination of Mr. Lauren’s employment, he will continue to receive upon termination of employment the same amounts in the same manner as described in the paragraph above. In addition, any unvested stock options granted under the 1997 Stock Incentive Plan and any unvested RSUs and RPSUs granted prior to the Lauren Employment Agreement would immediately vest upon a change in control. Under the Lauren Employment Agreement, Mr. Lauren’s RPSUs granted during the term of the New Lauren Employment Agreement would not immediately vest upon a change in control. Under the Lauren Amendment, unvested PSUs shall be treated the same as unvested RPSUs as set forth in the preceding sentence.

Under the Lauren Employment Agreement, the above described amounts payable to him are subject to his compliance with the following restrictive covenants: (i) not to compete with us for two years following the termination of his employment; (ii) not to solicit any of our employees for three years following the termination of his employment; (iii) not to disparage us for three years following the termination of his employment; and (iv) not to disclose any of our confidential information.

Under the Lauren Employment Agreement, cause is defined as (A) the willful and continued failure by him to substantially perform his duties after demand for substantial performance is delivered by us that specifically identifies the manner in which we believe he has not substantially performed his duties; or (B) his conviction of, or plea of nolo contendere to, a crime (whether or not involving us) constituting a felony; or (C) willful engaging by him in gross misconduct relating to his employment that is materially injurious to us or subjects us, monetarily or otherwise or which subjects, or if generally known, would subject us to public ridicule or embarrassment. Further, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, by Mr. Lauren not in good faith and without reasonable belief that his action or omission was in our best interest. Notwithstanding the forgoing, Mr. Lauren shall not be deemed to have been terminated for cause without (x) reasonable written notice to him setting forth the reasons for our intention to terminate him for cause, (y) an opportunity for him, together with his counsel, to be heard before the Board and (z) delivery to him of a specific termination notice from the Board that states that in the good faith opinion of the Board Mr. Lauren was guilty of the conduct set forth above in clauses (A), (B) or (C) above, and specifying the particulars thereof in detail. In addition, in the event that the Board has so determined in good faith that cause exists, the Board shall have no obligation to terminate Mr. Lauren’s employment if the Board determines in its sole discretion that such a decision not to terminate his employment is in our best interest.

Under the Lauren Employment Agreement, good reason is defined to mean (A) a material diminution in Mr. Lauren’s duties or the assignment to him of a title or duties inconsistent with his position as our Chairman of the Board and CEO, (B) a material reduction in his salary, or (C) our failure to comply with any material provision of his employment agreement; provided that the events described in clauses (A), (B) and (C) above will not constitute good reason unless such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by Mr. Lauren to us. In addition, under Mr. Lauren’s employment agreement, termination of employment for good reason must be within one year following the occurrence of the basis for such good reason to terminate, and Mr. Lauren must notify us of the existence of such good reason within 90 days of its occurrence.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Jackwyn L. Nemerov. Ms. Nemerov’s potential payments upon termination or change in control as described in this section are based upon the Nemerov Employment Agreement.

Under the Nemerov Employment Agreement, if we terminated Ms. Nemerov’s employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), or Ms. Nemerov terminated her employment for good reason (as defined in her employment agreement and as described below), but not including a termination for good reason as a result of being asked to report to a Chief Executive Officer other than Ralph Lauren, Ms. Nemerov would be entitled to receive, in accordance with our normal payroll practices, an amount equal to her base salary for a severance period equal to the longer of the remaining term of her employment agreement up to a maximum of two years, or one year, plus a lump sum amount at the end of the severance period equal to 300% of Ms. Nemerov’s base salary at time of termination. In addition, Ms. Nemerov would be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination. With respect to her stock awards, Ms. Nemerov would vest in any unvested stock options and would have had one year from the date of termination to exercise such vested options (or until the expiration date of such options if earlier), and would also vest in any unvested RPSUs at the end of the applicable performance period, subject to our achievement of the applicable performance goals.

If Ms. Nemerov voluntarily terminates her employment with good reason as a result of being asked to report to a Chief Executive Officer other than Ralph Lauren, Ms. Nemerov would be entitled to receive, in accordance with our normal payroll practices, an amount equal to her base salary for one year, plus a lump sum amount at the end of this severance period equal to 300% of Ms. Nemerov’s base salary at time of termination. In addition, Ms. Nemerov would be entitled to continue to participate during this severance period in any group medical, dental or life insurance plans in which she participated prior to termination. With respect to her stock awards, for the one year period following termination Ms. Nemerov will continue to vest in her outstanding stock awards on their regularly scheduled vesting dates, subject to the achievement of performance goals where applicable, as if she had remained employed during that one year period.

If Ms. Nemerov voluntarily terminated her employment without good reason, or if we terminated her employment for cause, she would be entitled to receive only her base salary through the date of termination. In the event her employment terminated due to her death or disability, Ms. Nemerov or her estate would be entitled to receive all payments due to her through the date of her death or termination due to disability as well as the EOAIP bonus for the fiscal year in which the death or disability occurred, prorated for the percentage of that fiscal year worked prior to Ms. Nemerov’s death or disability. In addition, she would vest in any unvested stock options and would have had three years from the date of termination to exercise such vested options (or until the expiration date of such options if earlier), and would also vest in any unvested RPSUs at the end of the applicable performance period, subject to our achievement of the applicable performance goals. If she terminated her employment due to early retirement, she would be entitled to receive a pro-rated amount, based on the percentage of time that had elapsed during the applicable performance periods, of the unvested RPSUs held by her, which would vest at the end of the applicable performance period, subject to our achievement of pre-established financial goals.

If we terminated her employment without cause within 12 months following our change of control (as defined in her employment agreement), or if she resigned for good reason within that same time period, then, in lieu of the foregoing cash severance and equity award treatment, Ms. Nemerov would be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment (unless required otherwise by Section 409A of the Code), equal to two times the sum of her annual base salary and the bonus she was paid for the fiscal year immediately prior to her termination, her unvested stock options granted would fully vest and would be exercisable for one year, unless they expire earlier, and her unvested RPSUs would be deemed vested immediately prior to the change of control at target performance. In addition, Ms. Nemerov would be entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination.

If we and Ms. Nemerov both determine that part or all of the payments under her employment agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments and all other parachute payments paid to Ms. Nemerov under any other plan, arrangement or agreement with us exceeds 2.99 times Ms. Nemerov’s “base amount,” as defined in Section 280G(b)(3) of the Code, the payments to Ms. Nemerov constituting “parachute payments” will be reduced to the extent necessary so that the parachute payments equal 2.99 times Ms. Nemerov’s “base amount.” However, such amounts will not be so reduced if Ms. Nemerov determines, based upon the advice of an independent nationally recognized public accounting firm, that without such reduction she would be entitled to receive and retain, on a net after-tax basis, a greater amount than she would be entitled to receive and retain after such reduction.

Under the Nemerov Employment Agreement, the above-described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) not to compete with us for one year following the termination of her employment; (ii) not to solicit any of our employees for two years following the termination of her employment; (iii) not to disparage us following the termination of her employment; and (iv) not to disclose any of our confidential information.

Under the Nemerov Employment Agreement, cause is defined as: (A) the willful and continued failure by Ms. Nemerov to substantially perform the duties of her employment agreement after demand for substantial performance is delivered to her by us that specifically identifies the manner in which we believe that she has not substantially performed her duties, (B) her conviction of, or plea of nolo contendere to, a crime (whether or not involving us) constituting any felony or (C) the willful engaging by her in gross misconduct relating to her employment that is materially injurious to us, monetarily or otherwise or which subjects, or if generally known would subject, us to public ridicule. Further, no act, or failure to act, on Ms. Nemerov’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in our best interest. Notwithstanding the foregoing, Ms. Nemerov’s employment may be terminated for cause only by act of the Board and, in any event, her employment shall not be deemed to have been terminated for cause without (x) reasonable written notice to Ms. Nemerov setting forth the reasons for our intention to terminate for cause, (y) the opportunity to cure (if curable) within

30 days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for Ms. Nemerov, together with her counsel, to be heard by the Board.

Under her employment agreement, good reason is defined as a termination of employment by Ms. Nemerov within one (1) year following the occurrence of: (A) a material diminution in or adverse alteration to Ms. Nemerov’s title, base salary, benefits, position, status, or duties, provided that the removal of particular business units or functions from her purview shall not constitute a material diminution in or adverse alteration to her “duties” (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) a failure of us to comply with any material provision of her employment agreement or (D) we require her to report to anyone other than Ralph Lauren or the Board, provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute good reason (1) until Ms. Nemerov provides written notice to us of the existence of such diminution, change, reduction, relocation or failure within ninety (90) days of its occurrence and (2) unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by Ms. Nemerov to us.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Christopher H. Peterson. Mr. Peterson’s potential payments upon termination or change in control as described in this section are based upon the Former Peterson Employment Agreement. Unless otherwise noted, the key terms of the New Peterson Employment Agreement remain the same as those under the Former Peterson Employment Agreement.

Under the Former Peterson Employment Agreement, if we terminated Mr. Peterson’s employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or he voluntarily terminated his employment for good reason (as defined in his employment agreement and as described below), he would have been entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period of one year, plus an amount, payable at the end of the severance period, equal to 200% of his base salary at time of termination. In addition, Mr. Peterson would have been entitled to continue his participation during the severance period in any group medical or dental plans in which he participated prior to termination. Furthermore, with respect to his stock awards granted in Fiscal 2013, he would have immediately vested in any unvested stock options or RSUs and he would have had up to three months from the date of termination to exercise such vested options.

Under the New Peterson Employment Agreement, if we terminate Mr. Peterson’s employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or Mr. Peterson voluntarily terminates his employment for good reason (as defined in his employment agreement and as described below), Mr. Peterson would be entitled to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of his employment agreement up to a maximum of two years, or one year, plus a lump sum amount at the end of the severance period equal to 300% of Mr. Peterson’s base salary at time of termination. In addition, Mr. Peterson would be entitled to continue to participate during the severance period in any group medical or dental insurance plans in which he participated prior to termination. Furthermore, with respect to his stock awards granted in Fiscal 2013, he shall immediately vest in any unvested stock options or RSUs and he shall have up to three months from the date of termination to exercise such vested options.

If Mr. Peterson voluntarily terminates his employment without good reason, or if we terminate his employment for cause, he will be entitled to receive only his base salary through the date of termination. In addition, Mr. Peterson or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. If his employment terminates due to his death or disability, he shall immediately vest in his Fiscal 2013 unvested stock options and RSUs and he shall have up to three months from the date of termination to exercise such vested options.

If we terminate his employment without cause, or if he terminates his employment for good reason, within 12 months following our change in control (as defined in his employment agreement), then in lieu of the foregoing cash severance and equity award treatment, Mr. Peterson will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment (unless required otherwise by Section 409A of the Code), equal to twice the sum of his annual base salary and the bonus he received for the fiscal year immediately preceding the fiscal year in which his employment terminates, and any unvested stock options shall vest, his Fiscal 2013 unvested RSUs shall vest, and any unvested RPSUs shall vest at either actual or target levels of performance as determined by the 2010 Stock Incentive Plan. In addition, Mr. Peterson would have been entitled to continue to participate during the severance period in any group medical, or dental insurance plans in which he participated prior to termination.

Under his employment agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) in the event his employment is terminated by us due to disability, for cause or by him without good reason, not to compete with us for the remainder of his scheduled employment term, or six months, whichever is longer; (ii) in the event his employment is terminated by us without cause or by him with good reason, not to compete with us for six months from the date of termination; (iii) not to solicit any of our employees for one year following the termination of his employment; (iv) not to disparage us following the termination of his employment; and (v) not to disclose any of our confidential information.

Under his employment agreement, cause is defined as: (i) failure by Mr. Peterson to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such failure has been given by us to him; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by him; or (iii) any action by him causing damage to or misappropriation of our assets; or (iv) his wrongful disclosure of our confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any of our employment policies; or (vii) performance by him of his employment duties in a manner deemed by us, in our sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject us to public ridicule or embarrassment, or would likely be detrimental or damaging to our reputation, goodwill, or relationships with our customers, suppliers, vendors, licensees or employees.

Under the Former Peterson Employment Agreement, good reason is defined as a termination of employment by Mr. Peterson within sixty (60) days following the occurrence of (A) a material diminution in or adverse alteration to his title, base salary, position or duties, provided that the removal of particular business units or functions from his purview shall not constitute a material diminution in or adverse alteration to his “duties,” (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) our failure to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) shall not constitute good reason (1) until Mr. Peterson provides us written notice of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by him to us.

Under the New Peterson Employment Agreement, good reason is defined as a termination of employment by Mr. Peterson within sixty (60) days following the occurrence of (A) a material diminution in or adverse alteration to his title, base salary, position or duties, provided that the removal of particular business units or functions from his purview shall not constitute a material diminution in or adverse alteration to his “duties,” (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) our failure to comply with any material provision of his employment agreement, or (D) he is required to report to anyone other than the Chief Executive Officer or the Board, provided that the events described in clauses (A), (B), (C) and (D) shall not constitute good reason (1) until Mr. Peterson provides us written notice of the existence of such diminution, change, reduction, relocation, failure or reporting change within thirty (30) days of its occurrence and (2) unless and until such diminution, change, reduction, relocation, failure or reporting change (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by him to us.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Valérie Hermann. Under the Hermann Employment Agreement, if we terminate Ms. Hermann’s employment for any reason other than death, disability or cause (as defined in her employment agreement and as described below), or Ms. Hermann voluntarily terminates her employment for good reason (as defined in her employment agreement and as described below), she will be entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to her base salary for a severance period equal to one year, plus an amount, payable at the end of the severance period, equal to 150% of her base salary. In addition, Ms. Hermann will be entitled to continue her participation during the severance period in any group medical or dental insurance plans in which she participated prior to termination. Also, Ms. Hermann will be entitled to receive any unpaid annual bonus for the fiscal year ended prior to the date of termination.

If Ms. Hermann voluntarily terminates her employment without good reason, or if we terminate her employment for cause, she will be entitled to receive only her base salary through the date of termination. In the event of her termination due to her death or disability, Ms. Hermann or her estate will be entitled to receive all payments due to her through the date of her death or termination due to disability.

If we terminate Ms. Hermann’s employment without cause, or if she terminates her employment for good reason, within 12 months following our change of control (as defined in her employment agreement), she will be entitled to receive a lump sum amount, payable within 15 days after the termination of her employment (unless required otherwise by Section 409A of the Code), equal to twice the sum of her annual base salary and the bonus paid to her for the fiscal year immediately preceding the fiscal year in which her employment terminates, and any unvested stock options granted under the 2010 Stock Incentive Plan shall vest and unvested RPSUs granted under the 2010 Stock Incentive Plan shall vest at either actual or target levels of performance as determined in accordance with the 2010 Stock Incentive Plan. In addition, Ms. Hermann would have been entitled to continue to participate during the severance period in any group medical, dental or life insurance plans in which she participated prior to termination.

If, at the end of the term, we fail to offer to renew the Hermann Employment Agreement upon substantially similar material terms (not including the one-time sign-on awards), and if we terminate Ms. Hermann’s employment without cause, or if she resigns, in either case at any time within the twelve (12) month period following the end of the term, she will be entitled to receive, in accordance with our normal payroll practices, an amount equal to her base salary for a severance period equal to one year.

Under her employment agreement, the above described amounts and stock awards to be provided to her are subject to her compliance with the following restrictive covenants: (i) in the event her employment is terminated by us due to disability, for cause or the termination by her of her employment without good reason, not to compete with us for the remainder of her scheduled employment term; (ii) not to solicit any of our employees for the remainder of her scheduled employment term; (iii) not to disparage us following the termination of her employment; and (iv) not to disclose any of our confidential information.

Under her employment agreement, cause is defined as: (i) intentional failure by Ms. Hermann to perform the duties of her employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by her to perform her duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such failure has been given by us to Ms. Hermann; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, or any other material misconduct or any violation of law (other than a traffic violation) committed by Ms. Hermann; or (iii) any intentional action by her causing material damage to or misappropriation of our assets; or (iv) her wrongful disclosure of our material confidential information; or (v) her engagement in any competitive activity which would constitute a breach of her employment agreement and/or of her duty of loyalty; or (vi) her breach of any of our material employment policies provided that the breach shall not constitute cause unless such failure by her to perform her duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such breach has been given by us to Ms. Hermann; or (vii) performance by her of her employment duties in a manner deemed by us, in our sole discretion, to be grossly negligent; or (viii) the commission of any act by her, whether or not performed in the workplace, which subjects us to public ridicule or embarrassment, or is materially detrimental or damaging to our reputation, goodwill, or relationships with our customers, suppliers, vendors, licensees or employees.

Under her employment agreement, good reason is defined as a termination of employment by Ms. Hermann within one hundred and fifty (150) days following the occurrence of: (A) a material diminution in or adverse alteration to her title, base salary, position or duties, (B) the relocation of her principal office outside the area which comprises a fifty (50) mile radius from New York City or to a city in which our principal executive offices are not then located, (C) our failure to comply with any material provision of her employment agreement, or (D) we require her to report to anyone other than our Chief Executive Officer or the Board, provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute good reason (1) until Ms. Hermann provides written notice to us of the existence of such diminution, change, reduction, relocation failure or reporting change within sixty (60) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given to us by Ms. Hermann.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Mitchell A. Kosh. Mr. Kosh’s potential payments upon termination or change in control as described in this section are based upon the Former Kosh Employment Agreement. Unless otherwise noted, the key terms of the New Kosh Employment Agreement remain the same as those under the Former Kosh Employment Agreement.

Under the Former Kosh Employment Agreement, if we terminated his employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or Mr. Kosh voluntarily terminated his employment for good reason (as defined in his employment agreement and as described below), he would have been entitled to continue to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of his employment agreement or one year, plus an amount, payable at the end of the severance period, equal to the bonus that he received for the fiscal year immediately preceding the fiscal year in which his employment terminated. In addition, Mr. Kosh would have been entitled to continue his participation during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

Under the New Kosh Employment Agreement, if we terminate Mr. Kosh’s employment for any reason other than death, disability or cause (as defined in his employment agreement and as described below), or Mr. Kosh voluntarily terminates his employment for good reason (as defined in his employment agreement and as described below), Mr. Kosh would be entitled to receive, in accordance with our normal payroll practices, an amount equal to his base salary for a severance period equal to the longer of the remaining term of his employment agreement up to a maximum of two years, or one year, plus a lump sum amount at the end of the severance period equal to 200% of Mr. Kosh’s base salary at time of termination. In addition, Mr. Kosh would be entitled to continue to participate during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

If Mr. Kosh voluntarily terminates his employment without good reason, or if we terminate his employment for cause, he will be entitled to receive only his base salary through the date of termination. In the event of his termination due to his death or disability, Mr. Kosh or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability. In the event his employment terminates due to his death or disability, or he terminates his employment due to early retirement, he will be entitled to receive a pro-rated amount, based on the percentage of time that has elapsed during the applicable performance periods, of the unvested RPSUs held by him, which shall vest at the end of the applicable performance period, subject to our achievement of pre-established financial goals. For death or disability, unvested stock options continue to vest according to their original vesting schedule.

If we terminate Mr. Kosh’s employment without cause, or if he terminates his employment for good reason, within 12 months following our change of control (as defined in his employment agreement), he will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment (unless required otherwise by Section 409A of the Code), equal to twice the sum of his annual base salary and the bonus paid to him for the fiscal year immediately preceding the fiscal year in which his employment terminates, and any unvested stock options granted under the 2010 Stock Incentive Plan shall vest and unvested RPSUs granted under the 2010 Stock Incentive Plan shall vest at either actual or target levels of performance as determined in accordance with the 2010 Stock Incentive Plan. In addition, any unvested options and unvested RPSUs granted to Mr. Kosh under the 1997 Stock Incentive Plan will immediately fully vest, and all options held by him will remain exercisable for six months. In addition, Mr. Kosh would have been entitled to continue to participate during the severance period in any group medical or dental insurance plans in which he participated prior to termination.

Under his employment agreement, the above described amounts and stock awards to be provided to him are subject to his compliance with the following restrictive covenants: (i) in the event his employment is terminated by us due to disability, for cause or the termination by him of his employment without good reason, not to compete with us for the remainder of his scheduled employment term; (ii) not to solicit any of our employees for the remainder of his scheduled employment term; (iii) not to disparage us following the termination of his employment; and (iv) not to disclose any of our confidential information.

Under his employment agreement, cause is defined as: (i) failure by Mr. Kosh to perform the duties of his employment agreement (other than due to disability), provided that the conduct shall not constitute cause unless such failure by him to perform his duties has not been cured to our satisfaction, in our sole discretion, within fifteen (15) days after notice of such failure has been given by us to Mr. Kosh; or (ii) an act of fraud, embezzlement, theft, breach of fiduciary duty, dishonesty, or any other misconduct or any violation of law (other than a traffic violation) committed by Mr. Kosh; or (iii) any action by him causing damage to or misappropriation of our assets; or (iv) his wrongful disclosure of our confidential information; or (v) his engagement in any competitive activity which would constitute a breach of his employment agreement and/or of his duty of loyalty; or (vi) his breach of any of our employment policies; or (vii) performance by him of his employment duties in a manner deemed by us, in our sole discretion, to be grossly negligent; or (viii) the commission of any act by him, whether or not performed in the workplace, which subjects or, if publicly known, would be likely to subject us to public ridicule or embarrassment, or would likely be detrimental or damaging to our reputation, goodwill, or relationships with our customers, suppliers, vendors, licensees or employees.

Under the Former Kosh Employment Agreement, good reason is defined as a termination of employment by Mr. Kosh within sixty (60) days following the occurrence of: (A) a material diminution in or adverse alteration to his title, base salary, position or duties, including no longer reporting to the Chairman, or the Chief Executive Officer, or the President, or the Chief Operating Officer, (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) our failure to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason (1) until Mr. Kosh provides written notice to us of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given to us by Mr. Kosh.

Under the New Kosh Employment Agreement, good reason is defined as a termination of employment by Mr. Kosh within sixty (60) days following the occurrence of: (A) a material diminution in or adverse alteration to his title, base salary, position or duties, including no longer reporting to the Chief Executive Officer or the Chairman, (B) the relocation of his principal office outside the area which comprises a fifty (50) mile radius from New York City, or (C) our failure to comply with any material provision of his employment agreement provided that the events described in clauses (A), (B), and (C) above shall not constitute good reason (1) until Mr. Kosh provides written notice to us of the existence of such diminution, change, reduction, relocation or failure within thirty (30) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given to us by Mr. Kosh.

If necessary to comply with Section 409A of the Code, any severance payments will be subject to a six month delay in payment.

Roger N. Farah. Mr. Farah’s payments upon his termination or change in control were as provided for under the Farah Employment Agreement.

The treatment of Mr. Farah’s equity awards granted prior to November 1, 2013, were as follows: (i) any unvested stock options and RSUs shall vest on their regularly scheduled vesting dates without regard to continued employment; and (ii) any unvested cliff RPSUs shall remain outstanding and Mr. Farah shall vest in such cliff RPSUs at the end of the applicable performance period based on our actual degree of achievement of the applicable performance goals without regard to Mr. Farah’s continued employment.

Under the Farah Employment Agreement, the above-described stock awards provided to Mr. Farah are subject to his compliance with the following restrictive covenants: (i) not to solicit any of our employees for two years following the termination of his employment; (ii) not to take any actions to harm us (such as disparaging us) for two years following the termination of his employment; (iii) not to disclose any of our confidential information; and (iv) to cooperate with us in connection with any existing or future litigation.

Deferred compensation and any investment earnings credited to Mr. Farah’s deferred compensation account in calendar 2009, including the value of Mr. Farah’s vested RSUs granted July 1, 2004, which were cancelled in exchange for a credit to the deferred compensation account, and the then-current value of the deferred compensation account credited after calendar 2009 were paid to Mr. Farah on December 1, 2014, in order to comply with Section 409A of the Code. The balance of the deferred compensation account as of December 31, 2004 was paid on June 9, 2014, which was as soon as practicable after the termination of Mr. Farah’s employment.

Potential Payments Upon Termination or Change in Control Tables

The following tables reflect incremental payments and benefits that would be owed by the Company to each of our NEOs beyond what they had earned as of March 28, 2015 upon termination of their employment under certain circumstances or in the event of a change in control, assuming that:

•	the NEO’s employment terminated or, in the event of a change in control, such change of control occurred on March 28, 2015;

•	the NEO’s salary continues as it existed on March 28, 2015;

•	the NEO’s employment agreement and term as of March 28, 2015 applies;

•	RPSUs that are accelerated upon a change in control are deemed to do so at target;

•

Awards granted under the 2010 Stock Incentive Plan held by participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vest immediately upon a change in control in accordance with the terms of the 2010 Stock Incentive Plan;

•

the stock price for the Class A Common Stock is $131.22 per share (the NYSE closing price of Class A Common Stock on March 27, 2015, the last business day of Fiscal 2015 in which there were sales of shares); and

•	the bonus for the period March 30, 2014 through March 28, 2015 (as determined by the Compensation Committee, has been earned by our NEOs as set forth in the “Summary Compensation Table”).

The tables do not include non-qualified deferred compensation, if any, that would be paid to the NEOs, which is set forth in the “Non-Qualified Deferred Compensation” table. In addition, the tables do not include the value of vested but unexercised stock options as of March 28, 2015.

Chief Executive Officer—Ralph Lauren

	Cash Severance – Base Salary[1]	Cash Severance – Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$3,500,000	$18,882,988	[4]	$23,658,279	[5]	$932,968	$46,974,235

Death or Disability	$0	$0		$23,658,279		$0	$23,658,279

Retirement	N/A	N/A		N/A		N/A	N/A

Change in Control with Termination	$3,500,000	$18,882,988	[6]	$23,658,279	[6]	$932,968	$46,974,235

(1)

In the event of a termination by the Company without cause or by Mr. Lauren for Good Reason and pursuant to his employment agreement, we would provide a lump sum cash payment equal to two times his base salary, payable within 30 days following the date of termination. In the event of a Change in Control with termination, no special change in control severance payment is payable to Mr. Lauren. If Mr. Lauren’s employment were to be terminated by us without cause or if he terminates his employment for good reason following a change in control, we would provide a lump sum cash payment equal to two times his base salary, payable within 30 days following the date of termination.

(2)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and RPSUs (including associated dividend equivalent units on such award), the value was based on the NYSE closing price of Class A Common Stock on March 27, 2015, which was $131.22 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(3)	Represents the cost of providing health and welfare benefits, office facilities and support, and the use of a car and driver through the applicable severance period.

(4)	Represents two times the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the year of termination.

(5)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $16,265,067.

(6)

In the event of a Change in Control with termination, no special change in control severance payment is payable to Mr. Lauren. If Mr. Lauren’s employment were to be terminated by us without cause or if he terminates his employment for good reason following a change in control, Mr. Lauren would be entitled to the same amounts reflected above for “By the Company without Cause/By the Executive for Good Reason.”

President and Chief Operating Officer—Jackwyn L. Nemerov

	Cash Severance – Base Salary[1]	Cash Severance – Bonus[2]	Vesting of Equity Awards[3]		Continuation of Other Benefits & Perquisites[4]	Total
By the Company for Cause/by the Executive Without Good Reason	$0	$0	$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$2,000,000	$3,000,000	$16,271,280	[5]	$32,833	$21,304,113

By the Executive for Good Reason as a result of reporting to a CEO other than Ralph Lauren	$1,000,000	$3,000,000	$6,667,026	[6]	$16,417	$10,683,443

Death or Disability	$0	$0	$16,271,280	[5]	$0	$16,271,280

Retirement	$0	$0	$11,445,533	[7]	$0	$11,445,533

Change in Control with Termination	$2,000,000	$4,543,000	$16,271,280		$32,833	$22,847,113

By the Company’s or Executive’s Election Not to Extend the Employment Agreement Term[8]	N/A	N/A	N/A		N/A	N/A

(1)

In the event of a termination by the Company without cause or by Ms. Nemerov for Good Reason and pursuant to the her Employment Agreement, we would continue to pay Ms. Nemerov her base salary for the longer of (a) the balance of her employment agreement up to a maximum of two years or (b) one year. As of the end of Fiscal 2015, the balance of the term of Ms. Nemerov’s employment agreement was two years so the two year maximum was applied. In the event of a Change in Control with termination, we would pay Ms. Nemerov a lump sum equal to two times her base salary. In the event Ms. Nemerov resigns for Good Reason as a result of being required to report to a Chief Executive Officer other than Ralph Lauren, we would continue to pay Ms. Nemerov’s salary for one year.

(2)

In the event of a termination by the Company without Cause/by the Executive for Good Reason, including as a result of reporting to a CEO other than Ralph Lauren, we would provide a payment equal to 300% of base salary on the last day of the applicable severance period. In the event of Change in Control, we would provide a payment of two times the bonus paid to Ms. Nemerov for the most recently completed fiscal year prior to the fiscal year in which her employment is terminated.

(3)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2015, which was $131.22 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(4)	Represents the cost of providing health and welfare benefits.

(5)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $8,029,024.

(6)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $1,426,099.

(7)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $4,711,323.

(8)	Termination for non-extension would apply only in Fiscal 2017.

Executive Vice President, Chief Financial Officer and Chief Administrative Officer—Christopher H. Peterson1

	Cash Severance – Base Salary[2]	Cash Severance – Bonus		Vesting of Equity Awards[3]		Continuation of Other Benefits & Perquisites[4]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$900,000	$1,800,000	[5]	$408,750		$13,683	$3,122,433

Death or Disability	$0	$0		$1,361,932	[6]	$0	$1,361,932

Retirement[7]	N/A	N/A		N/A		N/A	N/A

Change in Control with Termination	$1,800,000	$2,871,000	[8]	$2,325,612		$13,683	$7,010,295

(1)

During Fiscal 2015, Mr. Peterson was employed as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. In Fiscal 2016 and effective April 1, 2015, we entered into the New Peterson Employment Agreement with Mr. Peterson, which promoted him to the position of President, Global Brands.

(2)

In the event of a termination by the Company without cause or by Mr. Peterson for Good Reason and pursuant to his employment agreement, we would continue to pay Mr. Peterson’s base salary for one year. In the event of a Change in Control with termination, we would provide a lump sum payment equal to two times his base salary.

(3)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RSUs and RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2015, which was $131.22 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(4)	Represents the cost of providing health and welfare benefits through the applicable severance period.

(5)	The amount represents two times base salary.

(6)	If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $655,313.

(7)	For equity awards, retirement is calculated commencing at age 55 with seven years of service. Mr. Peterson is not currently eligible for retirement.

(8)	Represents two times the bonus paid for the fiscal year prior to the fiscal year of termination.

President, Ralph Lauren Luxury Collections—Valérie Hermann

	Cash Severance – Base Salary[1]	Cash Severance – Bonus		Vesting of Equity Awards[2]		Continuation of Other Benefits & Perquisites[3]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$900,000	$1,350,000	[4]	$0		$6,248	$2,256,248

Death or Disability	$0	$0		$184,495	[5]	$0	$184,495

Retirement[6]	N/A	N/A		N/A		N/A	N/A

Change in Control with Termination	$1,800,000	$0		$2,212,894		$6,248	$4,019,142

(1)

In the event of a termination by the Company without cause or by Ms. Hermann for Good Reason and pursuant to her employment agreement, we would continue to pay Ms. Hermann her base salary for one year. In the event of a Change in Control with termination, we would provide for a lump sum payment equal to two times her base salary.

(2)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2015, which was $131.22 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(3)	Represents the cost of providing health and welfare benefits during applicable severance period.

(4)	Represents 150% of base salary.

(5)	If Maximum Performance for applicable Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $126,841.

(6)	For equity awards, retirement is calculated commencing at age 55 with seven years of service. Ms. Hermann is not currently eligible for retirement.

Executive Vice President, Human Resources—Mitchell A. Kosh1

	Cash Severance – Base Salary[2]	Cash Severance – Bonus		Vesting of Equity Awards[3]		Continuation of Other Benefits & Perquisites[4]	Total

By the Company for Cause/by the Executive Without Good Reason	$0	$0		$0		$0	$0

By the Company Without Cause/by the Executive for Good Reason	$1,700,000	$495,000	[5]	$1,253,413	[6]	$9,377	$3,457,790

Death or Disability	$0	$0		$1,253,413	[6]	$0	$1,253,413

Retirement	$0	$0		$1,253,413	[6]	$0	$1,253,413

Change in Control with Termination	$1,700,000	$990,000	[7]	$1,878,808		$9,377	$4,578,185

(1)

During Fiscal 2015, Mr. Kosh was employed as our Executive Vice President, Human Resources. In Fiscal 2016 and effective April 1, 2015, we entered into the New Kosh Employment Agreement with Mr. Kosh, which promoted him to the position of Executive Vice President, Chief Administrative Officer.

(2)

In the event of a termination by the Company without cause or by Mr. Kosh for Good Reason and pursuant to his employment agreement, we would continue to pay Mr. Kosh his base salary for the longer of (a) the balance of his employment agreement or (b) one year. As of the end of Fiscal 2015, the balance of the term of Mr. Kosh’s employment agreement was 2 years. In the event of a Change in Control with termination, we would provide for a lump sum payment equal to two times his base salary.

(3)

Represents the value associated with the acceleration or continuation (as the case may be) of the vesting of equity awards. In the case of RPSUs, the value was based on the NYSE closing price of Class A Common Stock on March 27, 2015, which was $131.22 and, in the case of options, was based on the difference between such closing price and the exercise price of the option.

(4)	Represents the cost of providing health and welfare benefits during applicable severance period.

(5)	Represents the bonus paid for the fiscal year prior to the fiscal year of termination.

(6)	If Maximum Performance for applicable Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $538,970.

(7)	Represents two times the bonus paid for the fiscal year prior to the fiscal year of termination.

Executive Vice Chairman—Roger N. Farah1

	Cash Severance – Base Salary	Cash Severance – Bonus	Vesting of Equity Awards	Continuation of Other Benefits & Perquisites	Total

For Any Reason	$0[2]	$0[2]	$10,818,904[3]	$0	$10,818,904

(1)	This table reflects the value Mr. Farah was entitled to in connection with his resignation from the Company.

(2)	Mr. Farah was not eligible for a cash severance payment upon resignation, per his employment agreement.

(3)

Represents the value associated with the continuation of the vesting of equity awards granted to Mr. Farah per his employment agreement. In the case of RSUs and RPSUs the value was based on the NYSE closing price of Class A Common Stock on May 30, 2015, the last trading day prior to Mr. Farah’s termination date, which was $153.285 and, in the case of options, was based on the difference between such closing price and the exercise price of the option. RPSUs vest based upon actual performance over the applicable performance period. For purposes of the table, assumed target performance is achieved. If Maximum Performance for Cliff RPSUs or Cliff RPSUs with TSR Modifier is reached, the value would increase by $7,281,727.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Written Related Party Transactions Policy

We have adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interests of us and our stockholders. The Nominating & Governance Committee must review and approve or ratify any deemed related party transaction proposed to be entered into by our executive officers or directors.

Under our related party transactions policy, any relationship, arrangement or transactions between us and (i) a director, (ii) an executive officer, (iii) a person known by us to be a beneficial owner of more than 5% of our common stock, or (iv) a person known by us to be an immediate family member of any of the foregoing (each of the foregoing clauses (i)-(iv) a “Related Party”), is deemed to be a related party transaction. Under our related party transactions policy, the following transactions are not deemed to be a related party transaction:

•	Any transaction that involves the providing of compensation to a director or executive officer for his or her services in that capacity.

•	Any transaction in which the aggregate amount involved is expected to be less than $120,000.

•

Any transaction between us and any entity in which a Related Party has a relationship solely as an employee (other than an executive officer), director or beneficial owner of less than 10% of such entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other entity’s total annual revenues.

•

Any transaction where the Related Party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro-rata basis (e.g., dividends).

•	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Registration Rights Agreements

We and certain of the Lauren Family Members (as defined below) are parties to a Registration Rights Agreement entered into on June 9, 1997 (the “Registration Rights Agreement”) pursuant to which the Lauren Family Members have certain demand registration rights in respect of shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by them). The Lauren Family Members may make a demand to register their shares once every nine months. The Lauren Family Members also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock under any registration statement filed by us, subject to certain limitations.

We are required to pay all expenses (other than underwriting discounts and commissions of the Lauren Family Members and taxes payable by the Lauren Family Members) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. We must also indemnify the Lauren Family Members and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

As used in this Proxy Statement, the term “Lauren Family Members” includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Ralph Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Ralph Lauren (a “Lauren Descendant”) and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren’s spouse and/or Lauren Descendants; (ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest in the company is owned by Lauren Family Members. The term “Lauren Family Trust” includes trusts, the primary beneficiaries of which are Mr. Lauren, Mr. Lauren’s spouse, Lauren Descendants, Mr. Lauren’s siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. Lauren, the spouse of Mr. Lauren and/or Lauren Family Members.

Other Agreements, Transactions and Relationships

In connection with the reorganization that preceded our initial public offering in June 1997, we and our stockholders entered into a stockholders’ agreement (the “Stockholders’ Agreement”) which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders’ Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to our predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.

We have entered into indemnification agreements with each of our directors and certain executives. The indemnification agreements require, among other things, that we indemnify our directors and some executives against certain liabilities and associated expenses arising from their service as our directors and executives and reimburse certain related legal and other expenses. In the event of our change of control (as defined therein), we will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.

Under our Code of Business Conduct and Ethics, all of our employees and officers are required to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to their manager and our legal department. In addition, employees who intend to seek additional employment of any kind while remaining our employee are required to notify their managers of their interest and obtain approval from them before accepting such other employment. Our directors are required to disclose any actual or potential conflicts of interest to the Chairman of the Board and our General Counsel. All directors are required to recuse themselves from any Board discussion or decision affecting their personal, business or professional interests.

In connection with our adoption of the “RRL” trademarks, pursuant to an agreement with us, Mr. R. Lauren retained the royalty-free right to use as trademarks “Ralph Lauren,” “Double RL” and “RRL” in perpetuity in connection with, among other things, beef and living animals. The trademarks “Double RL” and “RRL” are currently used by the Double RL Company, an entity wholly owned by Mr. Lauren. In addition, Mr. Lauren has reserved the right to engage in personal projects involving non-Company related film or theatrical productions through RRL Productions, Inc., a company wholly-owned by Mr. Lauren.

In Fiscal 2015, the total aggregate amount for transactions relating to the sale of beef from Mr. R. Lauren’s Double RL Company to the Company was approximately $146,483.

In Fiscal 2016, the Company and Steven P. Murphy entered into a consulting services agreement, pursuant to which he will serve as an independent consultant and will advise the Company on strategic and business projects. He will be compensated by the Company in the amount of €8,835 per day, subject to a mutually agreed upon budget for services provided for any such project. Prior to entering into this agreement, Mr. Murphy resigned from our Board effective as of May 12, 2015.

Jerome Lauren, our Executive Vice President, Creative Director—Men’s Design, is the brother of Ralph Lauren, our Chairman and Chief Executive Officer, and David Lauren, our Executive Vice President of Global Advertising, Marketing and Corporate Communications, is Ralph Lauren’s son. In Fiscal 2015, Jerome Lauren received an aggregate of $2,174,830 in base salary, bonus and other compensation payments. In Fiscal 2015, David Lauren received an aggregate of $1,155,313 in salary, bonus and other compensation payments. In addition, during Fiscal 2015, each of Jerome Lauren and David Lauren received stock-based awards each with a total aggregate grant date fair market value of $383,103 and $497,798, respectively, calculated in accordance with ASC 718.

(PROPOSAL 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young as our independent registered public accounting firm to audit our financial statements and our subsidiaries for the fiscal year ending April 2, 2016. A resolution will be presented at the meeting to ratify their appointment.

All services provided by Ernst & Young, our independent registered public accounting firm for the fiscal year ended March 28, 2015, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence.

Independent Auditor Fees

The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to us by our independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by our independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence. The provision of all other services, and all generally pre-approved services in excess of the applicable fee limits, by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee on a case-by-case basis. Our Chief Financial Officer is required to determine if any request or application for services proposed to be performed by the independent registered public accounting firm has the general pre-approval of the Audit Committee, and the Audit Committee must be updated at each regularly scheduled meeting of the generally pre-approved services performed by the independent registered public accounting firm since the Committee’s last regularly scheduled meeting. Requests or applications to provide services that require the specific pre-approval of the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer, and both must advise the Audit Committee as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members, and has currently delegated such authority to the Audit Committee’s Chair. All pre-approved decisions made by the delegated member or members must be reported to the full Audit Committee at its next scheduled meeting.

For Fiscal 2015, the Audit Committee established fee limits on generally pre-approved services outside the scope of the pre-approved annual audit engagement of $2,980,000 for tax services and $400,000 for accounting and auditing consultation services.

Aggregate fees, including expenses, for professional services rendered for us by Ernst & Young for Fiscal 2015 and Fiscal 2014 were:

	Fiscal 2015	Fiscal 2014
Audit fees	$ 3,735,500	$ 4,278,000
Audit-related fees	$ 676,450	$ 654,250
Tax fees	$ 2,708,638	$ 2,453,144
All other fees	—	—
Total	$ 7,120,588	$ 7,385,394

Audit Fees. Audit fees are fees billed for professional services for the audit of our annual financial statements and internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in our Form 10-Q filings and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees. Audit related fees are fees billed for assurance and related services that are related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, contractually agreed upon audits, accounting consultations and due diligence services.

Tax Fees. Tax fees are fees billed for tax consulting and compliance services and tax acquisition and tax due diligence services.

All Other Fees. All other fees are fees billed for any services that did not constitute audit fees, audit-related fees or tax fees. No such services were provided to us in Fiscal 2015 or Fiscal 2014.

Representatives from Ernst & Young will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

The affirmative vote of a majority of the total votes cast at the Annual Meeting of Stockholders and entitled to vote is needed to ratify Ernst & Young’s appointment. If the stockholders do not ratify the appointment of Ernst & Young, the selection of the independent auditor will be reconsidered by the Audit Committee of the Board.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 2, 2016. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

(PROPOSAL 3)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, a resolution will be presented at the Annual Meeting of Stockholders to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our NEOs and our compensation philosophy, policies and practices as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a Say on Pay proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the 2015 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, our NEOs’ compensation and our compensation philosophy, policies and practices as described in the Compensation Discussion and Analysis and the tabular disclosure regarding each NEO’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. Although this vote is advisory, and therefore nonbinding, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions, to the extent that they can determine the cause or causes of any significant negative voting results.

As described in detail under Compensation Discussion and Analysis, our compensation programs are designed to motivate our executives to achieve excellent results for us. We believe that our compensation program, with our balance of base salary, performance-based cash bonuses and performance conditions for awards of restricted stock units, encourages and rewards sustained performance that is aligned with long-term stockholder interests.

The affirmative vote of the holders of a majority of the votes represented at the 2015 Annual Meeting of Stockholders in person or by proxy is required to approve, on an advisory basis, the compensation of our NEOs and our compensation philosophy, policies and practices as described herein.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NEOS AND OUR COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED HEREIN. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADDITIONAL MATTERS

Proxy Procedure and Expenses of Solicitation

We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by our directors, officers and employees without additional compensation. In addition, we have engaged the firm of Okapi Partners to assist in the solicitation of proxies for the meeting and will pay Okapi Partners a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses. The address of Okapi Partners is 437 Madison Avenue, 28th Floor, New York, New York 10022. If you need assistance in completing your proxy card or voting by telephone or on the Internet, or have questions regarding the Annual Meeting of Stockholders, please contact Okapi Partners at (212) 297-0720 or by email at info@okapipartners.com.

Stockholder Proposals for the 2016 Annual Meeting of Stockholders

Stockholders intending to present a proposal at the 2016 Annual Meeting of Stockholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Ralph Lauren Corporation, Attention: Corporate Secretary/Legal Department, 625 Madison Avenue, New York 10022. We must receive such proposals no later than February 26, 2016. It is suggested that proposals be submitted by certified mail, return receipt requested.

Stockholders intending to present a proposal at the 2016 Annual Meeting of Stockholders without inclusion of the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our By-laws. The By-laws require, among other things, that a stockholder’s notice of such proposal or nomination be delivered personally or mailed to, and received at the office of the Company, addressed to the Corporate Secretary, by no earlier than 90 days and no later than 60 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, if (i) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice must be received (x) no earlier than 90 days before such annual meeting and (y) no later than the later of 60 days before such annual meeting and the tenth day after the notice of such annual meeting was made.

A stockholder’s notice to us must include the information required under our By-laws, including a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.

Nothing in this section shall be interpreted or construed to require the inclusion of information about any stockholder proposal in our Proxy Statement.

Delivery of Stockholders Materials and Householding

You can help us to save further printing and mailing expenses by consenting to receive notices and other materials electronically. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and Internet access charges, for which you will be solely responsible.

The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, upon written request to our Investor Relations Department, 625 Madison Avenue, New York, New York 10022.

Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Proxy Statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

Other Business

As of the date of this Proxy Statement, the Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve or voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in his or her proxy.

The form of proxy and the Proxy Statement have been approved by the Board and are being delivered to stockholders by its authority.

Ralph Lauren

Chairman & Chief Executive Officer

New York, New York

June 25, 2015

APPENDIX A

RALPH LAUREN CORPORATION

DEFINITION OF “INDEPENDENT” DIRECTORS

The Board has established these guidelines to assist it in determining whether or not directors have a material relationship with us for purposes of determining independence under the NYSE Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions provided by, the NYSE in its Commentary to its Corporate Governance Rules where applicable).

1.	Employment and Commercial Relationships Affecting Independence.

A director will not be independent if: (i) the director is, or has been within the last three years, our employee or any member of the Lauren Group; (ii) an immediate family member of the director is, or has been within the last three years, our executive officer; (iii) (A) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our listed audit within that time; (iv) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any member of the Lauren Group, other than (x) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and (y) compensation received by an immediate family member for service as our employee (other than as an executive officer); (v) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or (vi) the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, a director will not be independent if his or her spouse, parent, sibling or child is employed by us.

2.	Relationships Not Deemed to Impair Independence.

Subject to Section (1) above, the following relationships are not deemed to be material relationships that would impair a director’s independence.

Non-management Directors. The director is a non-management director of another company that does business with us.

A-1

Commercial Relationships. The director is an employee or executive officer, or an immediate family member of the director is an executive officer, of another company that does business with us; provided in either case that

(i) such business was entered into in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable business with unaffiliated third parties; and

(ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the other company.

Tax-Exempt Organization Relationships. The director (or an immediate family member of the director) serves as a director, officer or trustee of a tax-exempt organization, and our discretionary charitable contributions to the organization and the charitable contributions of the Lauren Group to the organization do not, in the aggregate, exceed the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year. (Any automatic matching by us of employee charitable contributions are not included in our contributions for this purpose.)

3.	Disclosure.

For relationships that are either not covered by, or do not satisfy, these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying all the independence guidelines set forth above. We will explain in our next proxy statement thereafter the basis for any Board determination that any such relationship was immaterial.

4.	Definitions.

For purposes of these guidelines, the (i) term “immediate family member” shall have the meaning ascribed to it by the NYSE Corporate Governance Rules (including the Commentary thereto), (ii) the term “the Company” includes any entity in our consolidated group, (iii) the “Lauren Group” consists of Ralph Lauren, any member of his immediate family or any entity controlled by Ralph Lauren or members of his immediate family, and (iv) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

A-2

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)						PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE			☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

Item 1.	Election of three (3) Class A Director Nominees as Class A Directors:	☐	☐	☐

Nominees:
01 Frank A. Bennack, Jr.
02 Joel L. Fleishman
03 Hubert Joly

							FOR	AGAINST	ABSTAIN

					Item 2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 2, 2016.	☐	☐	☐

							FOR	AGAINST	ABSTAIN

					Item 3.	Approval, on an advisory basis, of the compensation of our named executive officers and our compensation philosophy, policies and practices as described in the accompanying Proxy Statement.	☐	☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THE NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)									☐

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Mark Here to receive materials electronically in the future.	☐

Date                      Share Owner sign here/Title                      Co-Owner sign here/Title

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

FOLD AND DETACH HERE

RALPH LAUREN CORPORATION

CLASS A COMMON STOCK

PROXY

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby constitutes and appoints Jackwyn L. Nemerov, Robert L. Madore and Avery S. Fischer, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Ralph Lauren Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on August 6, 2015 at the St. Regis Hotel, 20th Floor, 2 East 55th Street, New York, New York, at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and, in such proxies’ discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE PROPOSAL, ON AN ADVISORY BASIS, APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND OUR COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

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